                          DEFINITIVE MERGER AGREEMENT

                                  BY AND AMONG

                         VERIZON COMMUNICATIONS, INC.,

                              SPHERE MERGER CORP.,

                         ONEPOINT COMMUNICATIONS CORP.,

                     VENTURES IN COMMUNICATIONS II, L.L.C.

                                      AND

                                 VENCOM, L.L.C.

                                 August 4, 2000

                               TABLE OF CONTENTS

ARTICLE I............................................................................    1
1.1   Merger..........................................................................   1
1.2   Effective Time..................................................................   2
1.3   Effects of the Merger...........................................................   2
1.4   Effect on Capital Stock.........................................................   2
1.5   Exchange Agent for Warrant Shares and the Warrants..............................   3
ARTICLE II...........................................................................    4
2.1   Merger Consideration............................................................   4
2.2   Allocation of Merger Consideration..............................................   4
2.3   Payments of Merger Consideration................................................   5
2.4   Closing.........................................................................   5
ARTICLE III..........................................................................    5
3.1   Organization, Standing and Power................................................   5
3.2   Capital Structure...............................................................   6
3.3   Authority.......................................................................   7
3.4   Financial Statements............................................................   8
3.5   Compliance with Law.............................................................   8
3.6   No Defaults.....................................................................   8
3.7   Litigation......................................................................   8
3.8   Absence of Certain Changes or Events............................................   9
3.9   Absence of Undisclosed Liabilities..............................................  10
3.10  SEC Documents and Other Reports.................................................  10
3.11  Certain Agreements..............................................................  10
3.12  Employee Benefit Plans..........................................................  10
3.13  Major Contracts.................................................................  12
3.14  Taxes...........................................................................  13
3.15  Transactions With Affiliates, Officers and Directors............................  13
3.16  Intellectual Property...........................................................  14
3.17  Restrictions on Business Activities.............................................  16
3.18  Title to Properties; Absence of Liens and Encumbrances; Condition of Equipment..  16
3.19  FCC Matters and Other Governmental Authorities..................................  16
3.20  Environmental Matters...........................................................  17
3.21  Insurance.......................................................................  17
3.22  Board and Stockholder Consent...................................................  18
3.23  Labor Matters...................................................................  18
3.24  Questionable Payments and Contributions.........................................  18
3.25  Brokers.........................................................................  19
3.26  Relationships...................................................................  19
3.27  Disclosure......................................................................  19
3.28  No Assignment...................................................................  19
ARTICLE IV...........................................................................   20
4.1   Organization; Standing and Power................................................  20
4.2   Authority.......................................................................  20
4.3   Litigation......................................................................  20
4.4   No Defaults.....................................................................  20
4.5   Brokers.........................................................................  21
4.6   Disclosure......................................................................  21

ARTICLE V.................................................................................   21
5.1   Information and Access...............................................................  21
5.2   Conduct of Business of the Parties...................................................  21
5.3   Negotiation With Others..............................................................  23
5.4   Preparation of Filings...............................................................  23
5.5   Advice of Changes....................................................................  24
5.6   Stockholder Approval.................................................................  24
5.7   Agreements to Cooperate..............................................................  24
5.8   Consents.............................................................................  25
5.9   Public Announcements.................................................................  25
5.10  Notification of Certain Matters......................................................  25
5.11  Subsequent Amendments of Disclosure Schedules........................................  25
5.12  Preparation of Tender Offer for the Senior Notes; Voting Agreement...................  26
5.13  Divestiture of Certain Ownership Interests and Termination of Certain Relationships..  26
5.14  Obligations of Stockholder Group.....................................................  26
5.15  FIRPTA...............................................................................  26
5.16  Termination of InterLATA; Other Business Activities..................................  26
5.17  Actions to be Taken with Respect to Employee Payments................................  26
5.18  Equity Funding Obligations...........................................................  27
5.19  Equity Funding by V.C. ..............................................................  27
5.20  Loan Agreement.......................................................................  27
ARTICLE VI................................................................................   27
6.1   Conditions to Each Party's Obligation to Effect the Agreement........................  27
6.2   Conditions of Obligations of VC and Merger Sub.......................................  28
6.3   Conditions of Obligation of OP.......................................................  29
ARTICLE VII...............................................................................   30
7.1   Termination..........................................................................  30
7.2   Amendment............................................................................  31
7.3   Effect of Termination................................................................  31
7.4   Fees and Expenses....................................................................  31
ARTICLE VIII..............................................................................   31
8.1   Indemnification......................................................................  31
8.2   Survival.............................................................................  32
8.3   Limitations on Amount................................................................  32
8.4   Notice of Claim......................................................................  33
8.5   Escrowed Funds; Promissory Note......................................................  34
ARTICLE IX................................................................................   35
9.1   Extension; Waiver....................................................................  35
9.2   Notices..............................................................................  35
9.3   Interpretation.......................................................................  36
9.4   Counterparts.........................................................................  36
9.5   Entire Agreement.....................................................................  36
9.6   (S)1060 Allocation...................................................................  36
9.7   No Transfer..........................................................................  37
9.8   Severability.........................................................................  37
9.9   Other Remedies.......................................................................  37
9.10  Further Assurances...................................................................  37
9.11  Absence of Third Party Beneficiary Rights............................................  37
9.12  Mutual Drafting......................................................................  37
9.13  Governing Law........................................................................  37
9.14  Assignment...........................................................................  37

                         LIST OF EXHIBITS AND SCHEDULES

Exhibit 6.2(g)
  Employment/Noncompete Agreements..........................................  32
Schedule 2.2
  Adjustments to Merger Consideration.......................................   4
Schedule 3.1
  List or Subsidiaries......................................................   6
Schedule 3.1(a)
  Jurisdiction Where Entities are Authorized to do Business.................   6
Schedule 3.2
  Equity Securities Holders.................................................   7
Schedule 3.4(a)
  OP Financial Statements...................................................
Schedule 3.7
  Litigation................................................................   9
Schedule 3.8(d)
  Changes in Capital Stock..................................................  10
Schedule 3.8(e)
  Compensation or Benefits Payments.........................................  10
Schedule 3.8(f)
  Benefits..................................................................  10
Schedule 3.8(g)
  Acquisitions..............................................................  10
Schedule 3.8(h)
  Alterations...............................................................  10
Schedule 3.8(m)
  Intellectual Property Rights..............................................  11
Schedule 3.11
  Other Agreements..........................................................  11
Schedule 3.12(a)
  OP Plans..................................................................  12
Schedule 3.12 (e)
  Non-qualified of Plans....................................................  12
Schedule 3.12(f)
  Exceptions to Benefit Plans...............................................  12
Schedule 3.12 (h)
  Non-qualified Benefit Payments............................................  13
Schedule 3.13
  OP Major Contracts........................................................  13
Schedule 3.14
  Tax Returns...............................................................  14
Schedule 3.15
  Interests of Officers and Directors.......................................  15
Schedule 3.16(b)
  OP Intellectual Property Rights...........................................  16
Schedule 3.16(g)
  Patent Infringement.......................................................  16
Schedule 3.16(h)
  OP Intellectual Property Rights Subject to Orders, etc....................  17

Schedule 3.16(i)
  Licenses, Sublicences and Other Agreements................................  17
Schedule 3.16(j)
  List of Parties Receiving Source Code.....................................  17
Schedule 3.17
  Non-competition Provisions................................................  18
Schedule 3.19
  FCC Matters and Other Governmental Authorities............................  18
Schedule 3.19(a)(i)
  FCC Licenses..............................................................  18
Schedule 3.19(b)
  Governmental Authorizations and Licenses..................................  19
Schedule 3.20
  OP Environmental Matters..................................................  19
Schedule 3.21
  Insurance Policies........................................................  20
Schedule 3.23(1)
  Labor Matters.............................................................  20
Schedule 3.23(2)
  Employees.................................................................  20
Schedule 3.25
  Brokers...................................................................  21
Schedule 3.26
  Relationships with Customers and Suppliers................................  21
Schedule 5.17
Schedule 5.19
  Use of Proceeds of VC Equity Investment...................................  30
  Employee Payments.........................................................  29
Schedule 8.1(i)
  Indemnification Claims....................................................  35
Schedule 8.5(b)
  Promissory Note...........................................................   6

                             LIST OF DEFINED TERMS

Agreement...................................................................   1
Certificate of Merger.......................................................   2
Claims......................................................................  35
Closing.....................................................................   6
Closing Date................................................................   6
Code........................................................................  12
Common Stock................................................................   1
Common Stock Net Consideration..............................................   4
Communications Acts.........................................................   8
Company FCC Licenses........................................................  18
Confidentiality Agreement...................................................  23
DGCL........................................................................   1
Dissenting Stockholders.....................................................   3
Effective Time..............................................................   2
Employee Payment............................................................   5
Environmental Laws..........................................................  19
Environmental Permits.......................................................  19
ERISA.......................................................................  12
Escrow Agreement............................................................  38
Escrowed Funds..............................................................   5
Equity Funding Obligation...................................................  30
Exchange Act................................................................   8
Exchange Agent..............................................................   3
Exchange Ratio..............................................................   5
FAA.........................................................................   8
FCC.........................................................................   8
FCC Rights..................................................................   8
Final Payment Date..........................................................  38
GAAP........................................................................   9
Governmental Entity.........................................................   8
Hazardous Material..........................................................  19
Holdback Amount.............................................................   6
HSR Act.....................................................................   8
Indebtedness................................................................   4
Indemnitors.................................................................   4
Insurance Policies..........................................................  20
Knowledge...................................................................   9
Licenses....................................................................  19
Merger......................................................................   1
Merger Consideration........................................................   4
Merger Sub..................................................................   1
Millennium Compliant........................................................  17
Northern Trust..............................................................   4
NT Debt Repayment...........................................................   4
Notice of Claim.............................................................  37
Notice Period...............................................................  37
OP..........................................................................   1
OP Disclosure Schedule......................................................   6
OP Financial Statements.....................................................   9
OP Intellectual Property Rights.............................................  16

OP Plans....................................................................  12
OP Returns..................................................................  14
OP SAR Plans................................................................   7
Other Filings...............................................................  26
Preferred Stock.............................................................   1
Preferred Stock Consideration...............................................   2
Processes...................................................................  17
Purchasers..................................................................   1
SBC.........................................................................   5
SEC Documents...............................................................  11
SEC Filings.................................................................  26
Securities Act..............................................................   7
Senior Notes................................................................  28
Software....................................................................  17
Stockholders Group..........................................................   1
Subsidiary..................................................................   6
Surviving Corporation.......................................................   2
Tax.........................................................................  15
Taxable.....................................................................  15
Taxing Authority............................................................  15
Third Party Claims..........................................................  35
VC..........................................................................   1
VC Disclosure Schedule......................................................  22
VC Fees and Expenses........................................................  34
VenCom......................................................................   1
VenCom Broker Fee...........................................................   4
VenCom Group Agreement......................................................   4
VenCom Service Fee..........................................................   5
VIC II......................................................................   1
VIC II Shares...............................................................   7
Warrant Consideration.......................................................   3
Warrant Agreement...........................................................   3
Warrant Shares..............................................................   3
Warrants....................................................................   1

                          DEFINITIVE MERGER AGREEMENT

   THIS DEFINITIVE MERGER AGREEMENT (this "Agreement"), dated as of August 4, 2000, is by and among VERIZON COMMUNICATIONS, INC., a Delaware corporation ("VC"), SPHERE MERGER CORP., a Delaware corporation and a wholly owned indirect subsidiary of VC or its designee ("Merger Sub") (Merger Sub and VC are collectively referred to herein as the "Purchasers"), ONEPOINT COMMUNICATIONS CORP., a Delaware corporation ("OP"), VENTURES IN COMMUNICATIONS II, L.L.C., a Delaware limited liability company ("VIC II"), and VENCOM, L.L.C., an Illinois limited liability company ("VenCom") (VIC II, and VenCom are, collectively, the "Stockholders Group".)

                              W I T N E S S E T H:

   WHEREAS, the respective Boards of Directors of VC, Merger Sub and OP, have approved and declared advisable the reverse subsidiary merger of the Merger Sub with and into OP (the "Merger"), upon the terms and conditions set forth herein, whereby each issued and outstanding share of Preferred Stock, par value $1.00 per share, of OP (the "Preferred Stock"), each issued and outstanding share of Common Stock, par value $.01 per share, of OP (the "Common Stock") and each common stock warrant to purchase 0.635 shares of Common Stock (each a "Warrant"), will be converted in accordance with the provisions of Section 1.4 of this Agreement;

   WHEREAS, the respective Boards of Directors of VC and OP have determined that the Merger is in furtherance of and consistent with their respective long-term business strategies and is in the best interest of their respective stockholders;

   WHEREAS, VenCom holds an 89.1% interest in, and is manager, of VIC II and VIC II holds all of the Preferred Stock and 1,010,075 shares of the Common Stock;

   WHEREAS, VenCom has the right to cause VIC II to vote and dispose of all of the Preferred Stock and 1,010,075 shares of the Common Stock, and, in order to induce VC and Merger Sub to enter into this Agreement, VenCom is entering into this Agreement;

   WHEREAS, VenCom has agreed to cause VIC II to vote all of the shares of Preferred Stock and Common Stock that it owns in favor of the Merger, and in consideration for such approval, will receive cash as provided herein; and

   WHEREAS, the Stockholders Group have substantial knowledge and experience in respect of OP and the business conducted by OP, and will derive substantial economic benefit from the transactions contemplated by this Agreement.

   NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and agreements herein contained and intending to be legally bound, the parties agree as follows:

                                   Article I

      The Merger; Effect on The Merger on The Capital Stock of Constituent
                     Corporations; Exchange of Certificates

   1.1 Merger. Subject to and in accordance with the terms and conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware, as amended (the "DGCL"), Merger Sub will be merged with and into OP (the "Merger") at the Effective Time (as defined in Section 1.2). Following the Merger, the separate existence of Merger Sub shall cease, and OP shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL and shall continue under the name OnePoint Communications Corp.

   1.2 Effective Time. Concurrently with the Closing (as defined in Section 2.4), VC, Merger Sub and OP will cause a certificate of merger (the "Certificate of Merger") prepared, in accordance with Section 251 of the DGCL, to be filed with the Secretary of State of the State of Delaware. The Merger shall become effective on the date and at the time the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware (the "Effective Time").

   1.3 Effects of the Merger. At the Effective Time, (i) the separate existence of Merger Sub shall cease and Merger Sub shall be merged with and into OP, (ii) the Certificate of Incorporation of Merger Sub in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation; provided, however, that at the Effective Time, the Certificate of Incorporation shall be amended so that the name of the Surviving Corporation will be OnePoint Communications Corp., (iii) the Bylaws of Merger Sub shall be the Bylaws of the Surviving Corporation, (iv) the directors of Merger Sub shall be the directors of the Surviving Corporation, (v) the officers of Merger Sub shall be the initial officers of the Surviving Corporation; and (vi) the Merger shall, from and after the Effective Time, have all the effects provided by applicable law.

   1.4 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or OP or the holder of any of the following securities:

     (a) Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

     (b) All shares of Common Stock and Preferred Stock that are owned or held in the treasury of OP shall be cancelled and no consideration shall be delivered in exchange therefor.

     (c) Each share of Preferred Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive cash in an amount of $1,000.00 per share of Preferred Stock (the "Preferred Stock Consideration"). All such shares of Preferred Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and returned and each holder of a certificate representing any such shares, shall cease to have any rights with respect thereto, except the right to receive cash in accordance with Section 2.3.

     (d) Each share of Common Stock that is issued and outstanding immediately prior to the Effective Time, including all shares of Common Stock owned by VC or any of its affiliates, (other than shares of Common Stock to be cancelled pursuant to Section 1.4(b) or any shares held by any Dissenting Stockholder (as defined in Section 1.4(f)) shall be converted into the right to receive cash equal to the Exchange Ratio (as defined in Section 2.2(d)) per share. All such shares of Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and returned and each holder of a certificate representing any such shares, shall cease to have any rights with respect thereto, except the right to receive cash in accordance with Section 1.5 or 2.2.

     (e) Each Warrant that is outstanding immediately prior to the Effective Time shall become and represent the right to receive cash on the same terms and conditions as are applicable under that certain Warrant Agreement dated May 21, 1998 by and between OP and Harris Trust and Savings Bank (the "Warrant Agreement") as if the holder of such Warrant had exercised the Warrant into Common Stock immediately prior to the Effective Time, minus the exercise price of such Warrant, (the "Warrant Consideration"). All such Warrants, when so converted, shall no longer be outstanding and shall automatically be cancelled and returned and each holder of certificate representing any such Warrants, shall cease to have any rights with respect thereto, except the right to receive cash in accordance with Section 1.5.

     (f) Any issued and outstanding share of Common Stock or Preferred Stock held by persons who object to the Merger and comply with all the provisions of the law of the State of Delaware concerning the rights of holders of Common Stock to dissent from the Merger and require appraisal of their shares of

  Common Stock ("Dissenting Stockholders") shall not be converted pursuant to
  Section 1.4(d), but shall become the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the law of the State of Delaware; provided, however, that shares of Common Stock or Preferred Stock issued and outstanding at the Effective Time and held by any Dissenting Stockholder who shall, after the Effective Time, withdraw his demand for appraisal or lose his right of appraisal as provided in such law, shall be deemed to be converted, as of the Effective Time, into the right to receive cash in accordance with Section 1.4(d). OP will give VC prompt notice of its receipt of any written demands for purchase of any shares of Common Stock, together with copies of such demands. OP shall permit VC to participate in all negotiations and proceedings with respect to demands for purchase of any shares of Common Stock, as may be demanded under the DGCL. OP shall not, except with prior written consent of VC or as required under applicable laws (in which case OP will notify VC), voluntarily make any payment with respect to any demands for the purchase of Common Stock or offer to settle or settle any such demands.

     (g) Each fractional share of Common Stock, each fractional Warrant share and each fractional Warrant shall be converted into the right to receive cash equal to the Exchange Ratio per share times the fraction representing such fractional share of Common Stock, Warrant Share or Warrant.

     (h) The Merger Consideration (as defined in Section 2.1) delivered upon the surrender for exchange of shares of capital stock of OP and the Warrants in accordance with the terms hereof shall be deemed to have been delivered in full satisfaction of all rights pertaining to such shares of capital stock of OP and such Warrants. There shall be no further registration of transfers on the stock transfer books of the shares of capital stock of OP or the Warrants which were outstanding immediately prior to the Effective Time. If, after the Effective Time, any certificates for shares of capital stock of OP or any Warrants are presented to OP for any reason, they shall be cancelled and exchanged as provided in this
  Article I.

   1.5  Exchange Agent for Warrant Shares and the Warrants.

     (a) Prior to the Effective Time, Merger Sub shall appoint an exchange agent (the "Exchange Agent") in connection with the exchange of (i) any issued and outstanding shares of Common Stock that have been issued by OP prior to the Effective Time as a result of the exercise of any Warrant (the "Warrant Shares") and (ii) any Warrants.

     (b) Immediately prior to the Effective Time, VC shall cause Merger Sub to be sufficiently capitalized to pay the Merger Consideration (as defined in Section 2.1).

     (c) As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of Warrant Shares or Warrants (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Warrant Shares or Warrants shall pass, only upon delivery of Warrant Shares or the Warrants to the Exchange Agent and shall be in such form and have such other provisions as VC or Merger Sub may reasonably specify) and (ii) instructions for use in effecting the surrender of certificates representing the Warrant Shares or the Warrants in exchange for Merger Consideration. Upon surrender of a certificate representing Warrant Shares or Warrants for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by VC or Merger Sub, together with such letter of transmittal, duly executed, the holder of such certificate for Warrant Shares or Warrants shall be entitled to receive in exchange therefor the amount of cash to be paid for such shares under Section 1.4(d) or for such Warrants under Section 1.4(e) computed to be due under this Agreement. The certificates or Warrants so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Warrants Shares or Warrants which is not registered on the transfer records of OP, the cash to be paid in exchange for such shares pursuant to Section 1.4(e) may be delivered to a transferee if the certificate representing Warrant Shares or Warrants are presented to the Exchange Agent and accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 1.5, each certificate or Warrant shall be deemed at any time after the Effective Time to represent the right to receive upon such surrender the cash in exchange for such share pursuant to Section 1.4(e) as provided by this Article I and the provisions of DGCL.

                                   Article II

                              Merger Consideration

   2.1 Merger Consideration. The aggregate merger consideration payable by Merger Sub in consideration of all of the issued and outstanding shares of Common Stock, Preferred Stock, the Warrant Shares and the Warrants shall be either (a) if the Equity Funding Obligation (as defined in Section 5.18) has not been triggered, Two Hundred Forty-One Million Nine Hundred Thousand and No/100 Dollars ($241,900,000.00); or (b) if the Equity Funding Obligation has been triggered Two Hundred Fifty Million and No/100 Dollars ($250,000,000.00) (either (a) or (b), as applicable, the "Merger Consideration").

   2.2 Allocation of Merger Consideration. On the satisfaction of the terms and conditions contained in this Agreement, as consideration for the consummation of the Merger and the transactions contemplated herein, on the Closing Date the Merger Consideration shall be reduced and allocated as follows:

     (a) $35,000,000 shall be allocated to VIC II as the Preferred Stock Consideration;

     (b) An amount shall be allocated to the Surviving Corporation to be paid immediately after the Closing to the VenCom Group, Inc. equal to the amount that OP or the Surviving Corporation are legally obligated to pay pursuant to Sections 4, 5 and 6 of that certain Professional Services Agreement dated May 15, 1998 (the "VenCom Group Agreement") by and between OP and The VenCom Group, Inc. for acting as broker in connection with the Merger (the "VenCom Broker Fee"), which shall be set forth on Schedule 2.2.

     (c) The remaining amount will be reduced dollar for dollar by the following amounts. (The net amount after such reduction will be the "Common Stock Net Consideration").

       (i) The amount of all indebtedness, including all principal, interest and any other amounts due or owing (the "Indebtedness"), of OP to The Northern Trust Company ("Northern Trust") pursuant to (A) the Amended and Restated Call On Term-Term Note dated April 29, 1998, as amended, for a principal amount of $9,000,000 and (B) Call On Term-Term Note dated August 24, 1999 for a principal amount of $15,000,000 (the "NT Debt Repayment"), which amount will be determined in accordance with Schedule 2.2;

       (ii) If the Equity Funding Obligation has not been triggered, the amount of any fees accrued for services previously provided to OP pursuant to the VenCom Group Agreement (the "VenCom Service Fee");

       (iii) The amount of any and all payments made to redeem or pay off SBC Communications, Inc. or any direct or indirect subsidiary or affiliate of SBC Communications, Inc. ("SBC") for any liability incurred by OP or any Subsidiary (as defined in Section 3.1), in order to release SBC from any guarantees or outstanding letters of credit (excluding the cost of the transfer or replacement of letters of credit or the replacement of guaranties issued with respect to leases that will be transferred to or assumed by VC or any of its affiliates), to obtain SBC's consent to this Agreement, the Merger and the transactions contemplated hereby and to purchase any equity or other interest or right that SBC holds in any of OP or its Subsidiaries or any payments under any employment or consulting agreements between SBC or any of its affiliates and OP or any of its affiliates from the date hereof up to and including the Closing Date;

       (iv) The amount of all third party fees and expenses (excluding the Warrant Consideration) payable in connection with the exchange and cancellation of the Warrant Shares and Warrants, which amount shall be determined in accordance with Schedule 2.2;

       (v) An amount set forth on Schedule 2.2 to be retained by Merger Sub to pay the amounts as set forth in Schedule 5.17 in accordance with
    Section 5.17 of this Agreement (the "Employee Payment");

       (vi) Any amounts paid or expenses incurred by OP or any Subsidiary pursuant to Section 5.13, which amount shall be determined in accordance with Schedule 2.2.

     (d) The Common Stock Net Consideration will then be divided by the total number of issued and outstanding shares of Common Stock immediately prior to the Effective Time (which will include without limitation the 111,125 Warrant Shares). The result will be the "Exchange Ratio."

   2.3 Payments of Merger Consideration. On the satisfaction of the terms and conditions contained in this Agreement, as consideration for the consummation of the Merger and the transactions contemplated herein, on the Closing Date, VC and Merger Sub shall pay the following amounts or deliver the following items:

     (a) To Northern Trust by wire transfer in immediately available funds, the amount of the NT Debt Repayment in exchange for the acknowledgement by Northern Trust of the full satisfaction of the Indebtedness, the cancellation of all promissory notes from OP or any Subsidiary to Northern Trust and such other documentation required to release any liens held by Northern Trust on or against OP's assets or properties.

     (b) To the Exchange Agent by wire transfer in immediately available funds, the Warrant Consideration to be paid to the holders of the Warrant Shares or Warrants pursuant to Section 1.5.

     (c) To the Escrow Agent (as defined in Section 8.5), $8,100,000 (the "Escrowed Funds").

     (d) To Bell Atlantic Investments, Inc. ("BAI") by wire transfer in immediately available funds, an amount equal to 19,570 times the Exchange Ratio.

     (e) To the VenCom Group, Inc. by wire transfer in immediately available funds, an amount equal to the VenCom Service Fee and the VenCom Broker Fee.

     (f) To VIC II, (i) by wire transfer in immediately available funds a net amount equal to the sum of (A) the Preferred Stock Consideration and (B) 1,010,075 times the Exchange Ratio less (v) $100,000,000 (the "Holdback Amount"), (w) an amount equal to 1.9% of the VenCom Broker Fee, (x) $153,900, (y) the amount, if any, of any settlement or ruling prior to the Closing Date relating to any Dissenting Stockholder and (z) the amount of the Escrowed Funds and (ii) the Promissory Note (as defined in Section 8.5(b)).

Any amounts of the Merger Consideration not paid as provided herein will be retained by Merger Sub or any affiliate of VC.

   2.4 Closing. The closing under this Agreement (the "Closing") will take place as soon as practicable on the first business day after satisfaction or waiver of the latest to occur of the conditions set forth in Article VI (the "Closing Date"), at the offices of Reed Smith Hazel & Thomas LLP, 3110 Fairview Park Drive, Suite 1400, Falls Church, Virginia 22042, unless a different date or place is agreed to in writing by the parties hereto.

                                  Article III

        Representations And Warranties of Op And The Stockholders Group

   Except as disclosed in a document referring specifically to the representations and warranties in this Agreement which identifies the section and subsection to which such disclosure relates and which is delivered by OP to VC prior to the execution of this Agreement (the "OP Disclosure Schedule"), OP and the Stockholders Group, jointly and severally, represent and warrant to VC and Merger Sub, as of the date hereof and as of the Closing Date, as set forth below. Any disclosure set forth in a specific item on one schedule of the OP Disclosure Schedule shall not be deemed to be a disclosure of the same item or any other item in any other schedule.

   3.1 Organization, Standing and Power. OP is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to own, operate and lease its properties and to carry on its business as now being conducted. Section 3.1 of the Disclosure Schedule sets forth all Subsidiaries (as defined below) in which OP has an equity ownership position, including the name of such Subsidiary, its state of organization, the number of authorized and issued shares of all classes of securities and the amounts of securities by class OP directly or indirectly owns. Section 3.1 of the Disclosure Schedule lists each corporation, partnership, limited liability company, joint venture or other legal entity in which OP owns, directly or indirectly, any stock or other equity interest. OP has no direct or indirect equity interest in or loans to any partnership, corporation, joint venture, business association or other entity except as disclosed in Section 3.1 of the Disclosure Schedule. Except as disclosed on
Section 3.1 of the OP Disclosure Schedule, each of OP and its Subsidiaries is duly qualified as a foreign corporation or other entity, as the case may be, and is in good standing in each jurisdiction in which it does business. Section 3.1(a) of the Disclosure Schedule lists each jurisdiction in which each of OP and its Subsidiaries currently conducts business. OP has delivered to VC complete and correct copies of (a) OP's Amended and Restated Certificate of Incorporation and Bylaws and all minutes of the Board of Directors since inception, in each case as amended to the date hereof and (b) the constitutive documents of each Subsidiary. As used in this Agreement, the word "Subsidiary" means any corporation, partnership, limited liability company, joint venture or other legal entity of which OP (either alone or through or together with any other Subsidiary), (i) owns, directly or indirectly, 10% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such legal entity; provided, however, that with respect to entities in which OP owns less than a 25% equity interest, "Subsidiary" shall include only those entities in which OP has the power to nominate or appoint one or more directors or has the right to consent, or withhold consent, to any actions to be taken by such entity, (ii) is a general partner, trustee or other entity or person performing similar functions or (iii) has control (as defined in Rule 405 under the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the "Securities Act")).

   3.2 Capital Structure. The authorized capital stock of OP consists of (a) 2,000,000 shares of Common Stock, (b) 35,000 shares of Preferred Stock and (c) 175,000 Warrants. There are 1,029,645 shares of Common Stock outstanding, 35,000 shares of Preferred Stock outstanding, 175,000 Warrants outstanding and no Warrant Shares outstanding. Section 3.2 of the Disclosure Schedule lists all holders of Common Stock, Preferred Stock, the Warrants and the Warrant Shares and the amount each holder has of each equity security. VIC II is the sole registered and beneficial owner of all of the Preferred Stock and 1,010,075 shares of Common Stock (the "VIC II Shares"), and has good and marketable title to the VIC II Shares free and clear of all security interests, liens, pledges, charges, escrows, options, rights of first refusal, mortgages, indentures, security agreements or other encumbrances and with no restriction on the voting rights, transfer rights and the other incidents of record and beneficial ownership pertaining to the VIC II Shares. No stock options have been issued by OP or any Subsidiary. Section 3.2 lists all participants in the Stock Appreciation Rights Program dated as of January 1, 1998 (the "OP SAR Plan") including the name of each participant, the date of each of the OP Disclosure Schedule SAR granted, the number of shares subject to each SAR, the expiration date of each such SAR and the price at which each such SAR may be exercised under the OP SAR Plan and whether each SAR is fully vested or exercisable. None of the SARs listed on Section 3.2 of the OP Disclosure Schedule are vested or exercisable. None of the execution and delivery of this Agreement, the Merger or the consummation of the transactions contemplated herein will accelerate the vesting of any SAR or otherwise cause any SAR to become exercisable. No Triggering Event (as defined in the OP SAR Plan has occurred, and none of the execution and delivery of this Agreement, the Merger or the consummation of the transactions contemplated herein will cause or result in a Triggering Event to occur. Except as set forth on Section 3.2 of the OP Disclosure Schedule, all outstanding shares of Common Stock and Preferred Stock are validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, OP's Amended and Restated Certificate of Incorporation or Bylaws or any agreement to which OP is a party or by which OP may be bound. All of the outstanding capital stock or equity securities of each Subsidiary, whether owned directly or indirectly, is duly authorized, validly issued, fully paid and nonassessable and is owned, directly or indirectly, by OP free and clear of any liens, security interests, pledges, agreements, claims, charges or encumbrances. Except for 111,125 shares of Common Stock reserved for issuance in connection with the exercise of the Warrants and rights held by BAI, there are no other options, warrants, calls, conversion rights, commitments or agreements of any character to which OP or any of its Subsidiaries is a party or by which OP or any of its Subsidiaries may be bound that do or may obligate OP or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of OP or any equity interest in any Subsidiary, as the case may be, or that do or may obligate OP or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, conversion right, commitment or agreement. Except any securities for which a registration is already effective, neither OP nor any of its Subsidiaries are under any obligation to register under the Securities Act of 1933, as amended (the "Securities Act") any of its presently outstanding securities or any securities that may subsequently be issued.

   3.3 Authority. Each of OP and the Stockholder Group has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder, and, subject to approval of this Agreement by the stockholders of OP, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance by OP and the Stockholder Group of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of OP and the Stockholder Group, as the case may be, except for approval of this Agreement by the stockholders of OP, and have been unanimously approved by the Board of Directors of OP. No other corporate proceeding on the part of OP, VIC II or VenCom is necessary to authorize this Agreement or the performance of OP's or the Stockholder Group's obligations hereunder or the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by OP and the Stockholder Group and constitutes the legal, valid and binding obligation each of OP and the Stockholder Group enforceable against each of OP and the Stockholder Group in accordance with its respective terms, except as enforcement may be limited by bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies is subject to discretion of the court before which any proceeding therefor may be brought. Subject to satisfaction of the conditions set forth in Article VI, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not conflict with or result in any violation of any material statute, law, rule, regulation, judgment, order, decree, or ordinance applicable to OP, its Subsidiaries or the Stockholder Group or their respective properties or assets, or conflict with or result in any breach or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of a material lien or encumbrance on any of the properties or assets of OP or its Subsidiaries pursuant to (a) any provision of OP's Amended and Restated Certificate of Incorporation or Bylaws, (b) the Operating Agreement dated as of April 29, 1998 of VIC II, or (c) any material agreement, contract, note, mortgage, indenture, lease, instrument, permit, concession, franchise or license to which OP or any of its Subsidiaries or the Stockholder Group is a party or by which OP or any of its Subsidiaries or the Stockholder Group or any of their respective properties or assets may be bound or affected, except where such conflict, violation, breach or default would not have a material effect on OP or any of its Subsidiaries or the consummation of the transaction contemplated herein. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency, commission, regulatory authority or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity"), is required by or with respect to OP or any of its Subsidiaries or the Stockholder Group in connection with the execution and delivery of this Agreement by OP or the Stockholder Group or the consummation by OP or the Stockholder Group of the transactions contemplated hereby except for, (s) to the extent applicable, the filing of a premerger notification report by OP under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (t) compliance with any applicable requirements with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (u) any regulatory approval under the Communications Act of 1934 and the Telecommunications Act of 1996 ("Communications Acts"), together with the rules, regulations and published decisions of the Federal Communications Commission ("FCC"), (v) compliance with Federal Aviation Administration ("FAA") regulations, (w) compliance with any applicable requirements of state and local public utility commissions or similar entities, (y) the approval of OP's stockholders, (x) any appropriate documents with the relevant authorities of other states in which OP and its Subsidiaries are qualified to do business, (y) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the laws of any foreign country, and (z) such other consents, authorizations, filings, approvals and registrations which if not obtained or made (individually or in the aggregate) would not have a material adverse effect on OP.

   3.4 Financial Statements. OP has furnished VC with audited balance sheets of OP as of its fiscal year end for 1997, 1998 and 1999, and audited statements of income for the fiscal years then ended as disclosed on Section 3.4 of the OP Disclosure Schedule and the unaudited balance sheets as of March 31, 2000, and unaudited statements of income for the quarter March 31, 2000 then ended and from the preceding comparative year's quarters (collectively, the "OP Financial Statements"). The OP Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied ("GAAP") (except as may be indicated in the notes thereto), and fairly present in all material respects the financial position of OP as at the dates thereof and the results of their operations and changes in financial position for the periods then ended, except in the case of the unaudited financial statements, for the omission of footnote information and for customary year-end adjustments. The reserves set forth in the OP Financial Statements were established in accordance with GAAP, and to the Knowledge of OP, are adequate. There has been no change in OP's accounting policies, except as described in the notes to the OP Financial Statements.

   3.5 Compliance with Law. Each of OP and its Subsidiaries is in material compliance and have conducted its business so as to materially comply with all laws, rules and regulations, judgments, decrees or orders of any Governmental Entity applicable to its operations or with respect to which compliance is a condition of engaging in the business thereof. Except for violations which do not, or could not reasonably be expected to have a material adverse impact on OP's or any Subsidiary's business, operations or financial condition and which can be remedied through routine filings without penalty or costs exceeding $2,000 for any individual filing or $50,000 in the aggregate, none of OP or its Subsidiaries are in violation of any permits, franchises, licenses, authorizations, certificates, variances, exemptions, orders, registrations or consents that are granted by any Governmental Entity. There are no judgments or orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency or by arbitration) against OP or any of its Subsidiaries or against any of its respective properties or businesses. To the Knowledge of OP and each of its Subsidiaries, no investigation or review by any Governmental Entity with respect to OP or any of its Subsidiaries in relation to any alleged violation of law or regulation is pending or threatened, nor has any Governmental Entity indicated an intention to conduct the same. As used in this Agreement, "Knowledge" shall mean the knowledge of each of James A. Otterbeck, William Wallace, Stephen Kelley, John Stavig, Mark Fuller, Laurel Dent, Jon Bergman, Clarissa Quimson and Michael Thompson, as the case may be, assuming in each case reasonable investigation.

   3.6 No Defaults. Neither OP nor any of its Subsidiaries have received notice that OP or such Subsidiary is currently or would be with the passage of time,
(i) in violation of any provision of its applicable constituency documents or
(ii) in default or violation of any term, condition or provision of (A) any judgment, decree, order, injunction or stipulation applicable to OP or its Subsidiaries or (B) any material agreement, note, mortgage, indenture, contract, lease or instrument, permit, concession, franchise or license to which OP or its Subsidiaries is a party or by which OP's or any Subsidiary's properties or assets may be bound.

   3.7 Litigation. Except as shown on Section 3.7 of the OP Disclosure Schedule, there is no action, suit, proceeding, claim or investigation pending or, to the Knowledge of OP or any Subsidiary, threatened, against OP or any of its Subsidiaries or that challenges or seeks to prevent, enjoin, alter or delay the Merger or any of the transactions contemplated hereby. Section 3.7 of the OP Disclosure Schedule sets forth with respect to each pending action, suit, proceeding, claim or investigation to which OP or any Subsidiary is a party to the extent that the aggregate damages claimed for all such complaints exceed $50,000, the forum, the parties thereto, a brief description of the subject matter thereof and the amount of damages claimed. OP has made available to VC correct and complete copies of all correspondence prepared by its counsel for OP's independent public accountants in connection with the last three completed audits of OP's financial statements and any such correspondence since the date of the last such audit. Except as set forth on Section 3.7 of the OP
Disclosure Schedule, neither OP nor any of its Subsidiaries are subject to any cease and desist or other order, judgment, injunction or decree issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has adopted any board resolutions at the request of, any Governmental Entity, nor has OP or any of its Subsidiaries been advised that any Governmental Entity is considering issuing or requesting any of the foregoing.

   3.8 Absence of Certain Changes or Events. Since March 31, 2000, each of OP and its Subsidiaries has conducted its business in the ordinary course and there has not occurred:

     (a) Any material change with respect to OP or its Subsidiaries or their respective business, operations, assets or financial condition;

     (b) Any amendments or changes in the Amended and Restated Certificate of Incorporation or Bylaws of OP or the constituency documents of any Subsidiary other than in connection with a consolidation of its business units prior to the date of this Agreement in the manner previously disclosed to VC;

     (c) Any damage, destruction or loss, whether covered by insurance or not, in excess of $250,000 in the aggregate or $50,000 for any single occurance ;

     (d) Except as set forth on Section 3.8(d) of the OP Disclosure Schedule, any redemption, repurchase or other acquisition of shares of capital stock of OP or any Subsidiary or any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any equity securities of OP or such Subsidiary;

     (e) Except as set forth on Section 3.8(e) of the OP Disclosure Schedule, any increase in or modification of the compensation or benefits payable or to become payable by OP or its Subsidiaries to any of its directors or employees, except in the ordinary course of business consistent with past practice;

     (f) Except as set forth in Section 3.8(f) of the OP Disclosure Schedule, any increase in or modification of any bonus, pension, insurance or other employee benefit plan, payment or arrangement (including, but not limited to, the granting of stock options, restricted stock awards or stock appreciation rights) made to, for or with any of its employees, except in the ordinary course of business consistent with OP's past practice;

     (g) Except as set forth in Section 3.8(g) of the OP Disclosure Schedule, any acquisition or sale of a material amount of property or assets of OP or any of its Subsidiaries;

     (h) Except as set forth in Section 3.8(h) of the OP Disclosure Schedule, any alteration in any term of any outstanding security of OP or any of its Subsidiaries or the issuance of any equity interest or any agreement to issue any equity interest in OP or any of its Subsidiaries;

     (i) Any (A) incurrence, assumption or guarantee by OP or any of its Subsidiaries of any debt for borrowed money; (B) issuance or sale of any securities convertible into or exchangeable for debt securities of OP or any of its Subsidiaries; or (C) issuance or sale of options or other rights by OP or any Subsidiary or any affiliate of OP or any Subsidiary to acquire from OP or such Subsidiary, directly or indirectly, debt securities of OP or any of its Subsidiaries or any securities convertible into or exchangeable for any such debt securities;

     (j) Any creation or assumption by OP or any of its Subsidiaries of any mortgage, pledge, security interest or lien or other encumbrance on any asset of OP or any of its Subsidiaries (other than liens arising under existing lease financing arrangements or liens arising in the ordinary course of OP's or any of its Subsidiaries' business which in the aggregate are not material and liens for taxes not yet due and payable) which are being contested in good faith and for which adequate reserves have been established;

     (k) Any making of any loan, advance or capital contribution to or investment in any person, other than (A) travel loans or advances made in the ordinary course of business of OP or any of its Subsidiaries or (B) loans to entities affiliated with its employees prior to the date of this Agreement which do not exceed in the aggregate $25,000;

     (l) Any entry into, amendment of, relinquishment, termination or non-renewal by OP or any of its Subsidiaries of any contract, lease transaction, commitment or other right or obligation requiring aggregate payments by OP or any of its Subsidiaries in excess of $25,000 other than in the ordinary course of business;

     (m) Except as set forth on Schedule 3.8(m), any transfer or grant of a right under the OP Intellectual Property Rights (as defined in Section 3.16), other than those transferred or granted in the ordinary course of business consistent with past practice;

     (n) Except in connection with the consummation of the transactions contemplated under the Illinois Cable Agreement (as defined in Section 5.2(a)(vi)), any transfer or grant of a right under the FCC Rights (as defined in Section 3.19);

     (o) Any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of OP or any of its Subsidiaries; or

     (p) Any agreement or arrangement made by OP or any of its Subsidiaries to take any action which, if taken prior to the date hereof, would have made any representation or warranty set forth in this Section 3.8 untrue or incorrect as of the date when made.

   3.9 Absence of Undisclosed Liabilities. None of OP, any of its Subsidiaries or any of its affiliates have any liabilities or obligations (whether absolute, accrued or contingent, and whether or not determined or determinable), of a character which, under generally accepted accounting principles, should be accrued, shown or disclosed on a balance sheet of OP (including the footnotes thereto) except liabilities (i) adequately provided for in the OP Balance Sheet, (ii) incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected on the OP Balance Sheet or (iii) incurred since the date of the OP Balance Sheet which are not, individually or in the aggregate, material.

   3.10 SEC Documents and Other Reports. OP has filed all required documents with the SEC since September 9, 1998 (the "SEC Documents"). As of their respective dates, the SEC Documents complied in all respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and, at the respective times they were filed, none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements (including, in each case, any notes thereto) of OP included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as of their respective dates of filing, were prepared in accordance with generally accepted accounting principles ("GAAP") (except, in the case of the unaudited statements, as permitted by Regulation S-X of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

   3.11 Certain Agreements. Except as set forth in Section 3.11 of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or thereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, bonus or otherwise) becoming due to any director, officer, employee or Consultant of OP or any of its Subsidiaries, under any OP Plan (as defined in Section 3.12) or otherwise (ii) increase any benefits otherwise payable under any OP Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

   3.12 Employee Benefit Plans.

     (a) Section 3.12(a) of the OP Disclosure Schedule contains a true and complete list of each deferred compensation, incentive compensation and equity compensation plan; "welfare" plan, fund or program (within the meaning of section 3(a) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")); "pension" plan, fund or program (within the meaning of section 3(2) of ERISA); each employment or termination agreement; each severance agreement; and each other employee benefit plan, fund, program, agreement, or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by OP or its Subsidiaries, whether written or to the Knowledge of OP or any Subsidiaries or any of their respective officers and directors oral, for the benefit of any employee or former employee of OP or its Subsidiaries (collectively, the "OP Plans").

     (b) With respect to each OP Plan, OP has heretofore delivered or made available to VC true and complete copies of OP Plan and any amendments thereto (or if OP Plan is not a written OP Plan, a description thereof), any related trust or other funding vehicle, any service provider agreement or investment management agreement the most recently filed IRS Form 5500 (including all attachments), and the most recent determination letter, if any, received from the Internal Revenue Service with respect to each OP Plan intended to qualify under section 401 of the Internal Revenue Code of 1986, as amended, (the "Code".) OP has no unfunded liabilities with respect to any OP Plan as of the end of OP's most recent fiscal year or quarter that are not reflected on OP's financial statements for such fiscal year or quarter.

     (c) OP has not at any time maintained, or contributed to, any defined benefit plan covered by Title IV of ERISA, or incurred any liability under Title IV of ERISA, and the transactions contemplated by this Agreement will not subject OP to any liability under Title IV of ERISA. OP has not at any time maintained, or contributed to, any multiemployer plan described in section 3(37) of ERISA, or incurred any withdrawal liability under ERISA, and the transactions contemplated by this Agreement will not subject OP to any withdrawal liability under ERISA.

     (d) Each OP Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including, but not limited to, ERISA and the Code.

     (e) Except as set forth in Section 3.12(e) of the OP Disclosure Schedule, each OP Plan intended to be "qualified" within the meaning of section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, and nothing has occurred since the date of such determination that would adversely affect the qualified status of any such OP Plan.

     (f) Except as set forth in Section 3.12(f) or 3.12(a) of the OP Disclosure Schedule, no OP Plan provides medical, surgical, hospitalization, or death or similar benefits (whether or not insured) for employees or former employees of OP or any Subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) death benefits under any "pension plan," or (iii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary).

     (g) There are no pending, or to the Knowledge of OP or any of its Subsidiaries, anticipated claims by or on behalf of any OP Plan, by any participant, beneficiary or fiduciary covered under any such OP Plan, or otherwise involving any such OP Plan (other than routine claims for benefits). To the Knowledge of OP or any of its Subsidiaries, no proceeding of any governmental entity, and no OP Plan is the subject of any pending application for administrative relief under any voluntary compliance program or closing agreement program of the Internal Revenue Service or the Department of Labor. To the Knowledge of OP or any of its Subsidiaries, no person or entity has engaged in any "prohibited transaction" (as such term is defined in ERISA and the Code) with respect to any OP Plan. OP has remitted or paid all contributions to any OP Plan within the time required by applicable law, and if applicable, within the deadline for claiming a tax deduction for the year with respect to the contribution.

     (h) Except as set forth in Section 3.12(h) of the OP Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee or officer of OP to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer, (iii) require assets to be set aside or other forms of security to be provided with respect to any liability under any OP Plan, or
  (iv) result in any "excess parachute payment" (within the meaning of Section 280G of the Code) under any OP Plan.

   3.13 Major Contracts. Except as shown on Section 3.13 of the OP Disclosure Schedule, neither OP nor any of its Subsidiaries are a party to or subject to:

     (a) Any union contract or any employment contract or arrangement providing for future annual compensation greater than $25,000 per year, written or oral, with any officer, consultant, director or employee which is not terminable by it on 30 days' notice or less without penalty or obligation to make payments related to such termination, other than (A) (in the case of employees other than executive officers) such agreements as are not materially different from standard arrangements offered to employees generally in the ordinary course of business consistent with OP's past practices, copies of which have been provided to VC and (B) such agreements as may be imposed or implied by law;

     (b) Any plans, contracts or arrangements which require payments by OP or its Subsidiaries whether written or oral, providing for bonuses, pensions, deferred compensation, severance pay or benefits, retirement payments, profit-sharing, or the like;

     (c) Except for any agreement with parties owning multi-residential unit properties permitting OP or any Subsidiary the right to access such property to offer and provide certain services, any joint venture contracts or arrangements or any other agreements which have involved or are expected to involve a sharing of profits with other persons;

     (d) Any existing agreement, distribution agreement, volume purchase agreement, or other similar agreement in which the annual amount involved in 1999 exceeded or is expected to exceed in fiscal 2000 in the aggregate $50,000 in amount or pursuant to which OP has granted or received exclusive marketing rights related to any product, group of products or territory;

     (e) Any lease for real property or personal property in which the amount of payments which OP or any Subsidiary is required to make on an annual basis exceeds $10,000;

     (f) Any material agreement, contract, mortgage, indenture, lease, instrument, license, franchise, permit, concession, arrangement, commitment or authorization which may be, by its terms, terminated or breached by reason of the execution of this Agreement, or the transactions contemplated hereby or thereby;

     (g) Except for trade indebtedness incurred in the ordinary course of business, any instrument evidencing or related in any way to indebtedness in excess of $100,000 incurred in the acquisition of companies or other entities or indebtedness in excess of $100,000 for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee, or otherwise;

     (h) Any license agreement, either as licensor or licensee (excluding nonexclusive licenses granted to customers or end-users in the ordinary course of business) expected by management to involve the payment of at least $10,000 in the aggregate;

     (i) Any contract containing covenants purporting to limit OP or any Subsidiary's ability to compete in any line of its business in any geographic area;

     (j) Any written management agreement or consulting agreement; or

     (k) Any other agreement, contract or commitment which is material to OP aggregating on an annual basis of over $50,000.

   Each agreement, contract, mortgage, indenture, plan, lease, instrument, permit, concession, franchise, arrangement, license and commitment listed on
Section 3.13 of the OP Disclosure Schedules is valid and binding on OP or its Subsidiaries, as the case may be, and is in full force and effect, and neither OP nor any of its Subsidiaries, nor to the Knowledge of OP or any of its Subsidiaries, any other party thereto, has breached any material provision of, or is in material default under the terms of, any such agreement, contract, mortgage, indenture, plan, lease, instrument, permit, concession, franchise, arrangement, license or commitment.

   3.14 Taxes.

     (a) Except as shown on Section 3.14 of the OP Disclosure Schedule all Tax (as defined below) returns, statements, reports and forms (including estimated Tax returns and reports and information returns and reports) required to be filed with any Taxing Authority (as defined below) with respect to any Taxable period ending on or before the Closing Date, by or on behalf of OP (collectively, the "OP Returns"), have been or will be filed when due in accordance with all applicable laws (including any extensions of such due date), and all amounts shown due thereon have been paid or have been fully accrued on the OP Financial Statements in accordance with generally accepted accounting principles. Except to the extent provided for or disclosed in the OP Financial Statements (including notes thereto), the OP Returns correctly reflect in all material respects (and, as to any OP Returns not filed as of the date hereof but filed prior to the Closing, will correctly reflect in all material respects) the Tax liability and status of OP. OP has withheld and paid to the applicable financial institution or Taxing Authority all amounts required to be withheld. None of the OP Returns pertaining to U.S. federal income tax filed with respect to Taxable years of OP have been examined. OP (or any member of any affiliated or combined group of which OP has been a member) has not granted any extension or waiver of the limitation period applicable to any OP Returns which are still open for assessment. There is no claim, audit, action, suit, proceeding, or investigation now pending or, to the Knowledge of OP, threatened against or with respect to OP in respect of any Tax or assessment. No notice of deficiency or similar document of any Tax Authority has been received by OP, and there are no liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to the issues that have been raised (and are currently pending) by any Tax Authority that could, if determined adversely to OP, materially affect the liability of OP for Taxes in other Taxable (as defined below) periods. Neither OP, nor any other person on behalf of OP, has entered into nor will it enter into any agreement or consent pursuant to Section 341(f) of the Code. There are no liens for Taxes upon the assets of OP except liens for current Taxes not yet due. OP has not been nor will be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Closing Date. There is no contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of OP that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 162 (as unreasonable compensation) or pursuant to Section 280G of the Code. OP has provided or made available to VC or its designated representative true and correct copies of all material Tax Returns, and, as reasonably requested by VC prior to or following the date hereof, information statements, reports, work papers, Tax opinions and memoranda and other Tax data and documents. OP has not been within the five year period preceding the date hereof a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code. OP is not a party to (or obligated under) any Tax allocation, Tax distribution, tax sharing, tax indemnity or similar agreement or arrangement with respect to any tax (including without limitation any such agreement or arrangement imposed by operation of law).

     (b) For purposes of this Agreement, the following terms have the following meanings: "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means (A) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity (a "Taxing Authority") responsible for the imposition of any such tax (domestic or foreign), (B) any liability for the payment of any amounts of the type described in (A) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period and (C) any liability for the payment of any amounts of the type described in (A) or
  (B) as a result of any express or implied obligation to indemnify any other person.

   3.15 Transactions With Affiliates, Officers and Directors. Except (i) as set forth on Section 3.15 of the OP Disclosure Schedule and (ii) for normal advances to employees consistent with past practices, payment of compensation for employment to employees consistent with past practices, and participation in scheduled OP Plans, OP has not purchased, acquired or leased any property or services from, or sold, transferred or leased any property or services to, or loaned or advanced any money to, or borrowed any money from, or entered into or been subject to any management, consulting or similar agreement with, or engaged in any other significant transaction with any officer, director or stockholder of OP, any Subsidiary or any of their respective affiliates except on such terms and conditions similar to those entered into on an arm's length transaction. Except as set forth on Section 3.15 of the OP Disclosure Schedule, no affiliate of OP is indebted to OP for money borrowed or other loans or advances, and OP is not indebted to any such affiliate except on such terms and conditions similar to those entered into on an arm's length transaction. Except as set forth on Section 3.15 of the OP Disclosure Schedule, no officer or director of OP or any "affiliate" or "associate" (as those terms are defined in Rule 405 promulgated under the Securities Act) of any such person has had, either directly or indirectly, interest in: (i) any person or entity which purchases from or sells, licenses or furnishes to OP and any Subsidiary any goods, property, technology or intellectual or other property rights or services; (ii) any contract or agreement to which OP or any Subsidiary is a party or by which it may be bound or affected; or (iii) any property, real or personal, tangible or intangible, used in or pertaining to its business, including any interest in the OP Intellectual Property Rights or OP FCC Rights, except for rights as a stockholder, and except for rights under any OP Plan.

   3.16 Intellectual Property.

     (a) OP or its Subsidiaries own, or are licensed or otherwise entitled to exercise, without restriction, all rights to, all patents, trademarks, trade names, service marks, copyrights, master work rights, trade secret rights and other intellectual property rights, and any applications or registrations therefor, and all master works, net lists, schematics, technology, source code, know-how, computer software programs and all other tangible and intangible information or material, that are used or currently proposed to be used in the business of OP as currently conducted or as currently proposed to be conducted (collectively, the "OP Intellectual Property Rights").

     (b) Section 3.16(b) of the OP Disclosure Schedule lists all patents, registered and material unregistered copyrights, trade names, trademarks, service marks and other company, product or service identifiers and mask work rights, and any applications or registrations therefor, included in the OP Intellectual Property Rights, together with a list of all of OP's currently marketed products and an indication as to which, if any, of such products have been registered for copyright protection with the United States Copyright Office and any foreign offices. Schedule 3.16(b) contains a complete and accurate list of all licenses and sublicenses pertaining to any OP Intellectual Property Rights other than (i) "shrink-wrap" and (ii) other licenses for software (A) which are not customized or modified to a specific user's requirements, (B) which are made available in the market-place for a standard, fixed fee, (C) for which the parties customarily execute a standard form of license agreement for which total payments of such license do not exceed $1,000 and (D) as to which if for any reason such license may be terminated or is terminable, OP or VC could reasonably obtain a license from the licensor.

     (c) Neither OP nor any of its Subsidiaries are, nor as a result of the execution and delivery of this Agreement or the performance of OP's or such Subsidiary's obligations hereunder will be, in violation of, or lose any rights pursuant to any license, sublicense or agreement described in the OP Disclosure Schedule.

     (d) OP or OP Affiliates is the owner or licensee of, with all necessary right, title and interest in and to (free and clear of any liens, encumbrances or security interests), the OP Intellectual Property Rights and has rights (and except as set forth in the OP Disclosure Schedule is not contractually obligated to pay any compensation to any third party in respect thereof) in an amount in excess of $10,000 to the use thereof or the material covered thereby in connection with the services or products in respect of which the OP Intellectual Property Rights are being used.

     (e) No claims with respect to the OP Intellectual Property Rights have been asserted or, to the Knowledge of OP, after reasonable investigation, are threatened by any person, and OP knows of no claims (i) to the effect that the manufacture, sale or use of any product as now used or offered or proposed for use or sale by OP or OP Affiliates infringes any copyright, patent, trade secret, or other intellectual property right, (ii) against the use by OP or its Subsidiaries of any OP Intellectual Property Rights, or (iii) challenging the ownership, validity or effectiveness of any of the OP Intellectual Property Rights.

     (f) All patents and registered trademarks, service marks, and other company, product or service identifiers and registered copyrights held by OP are valid and subsisting.

     (g) Except as set forth on Section 3.16(g) of the OP Disclosure Schedule, to the Knowledge of OP, there has not been and there is not now any material unauthorized use, infringement or misappropriation of any of the OP Intellectual Property Rights by any third party, including without limitation any employee or former employee of OP; neither OP nor any of its Subsidiaries have been sued or charged in writing as a defendant in any claim, suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or other intellectual property rights and which has not been finally terminated prior to the date hereof; there are no such charges or claims outstanding; and to the Knowledge of OP, neither OP nor any of its Subsidiaries have no infringement liability with respect to any patent, trademark, service mark, copyright or other intellectual property right of another.

     (h) Except as set forth on Section 3.16(h) of the OP Disclosure Schedule, no OP Intellectual Property Right is subject to any outstanding order, judgment, decree, stipulation or agreement restricting in any manner the licensing thereof by OP. Neither OP nor any of its Subsidiaries have entered into any agreement to indemnify any other person against any charge of infringement of any OP Intellectual Property Right. OP and its Subsidiaries have not entered into any agreement granting any third party the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, any OP Intellectual Property Right. OP has the exclusive right to file, prosecute and maintain all applications and registrations with respect to the OP Intellectual Property Rights.

     (i) Section 3.16(i) of the OP Disclosure Schedule is a list of all licenses, sublicenses and other agreements as to which OP or its Subsidiaries are a party and pursuant to which OP or its Subsidiaries or any other person is authorized to use any OP Intellectual Property Right, or OP or its Subsidiaries is using any third-party technology rights, including the identity of all parties thereto, a description of the nature and subject matter thereof, the applicable royalty or other consideration and the term thereof, and including the extent to which rights with respect to OP Intellectual Property Rights survive termination or expiration thereof (copies of all licenses, sublicenses, and other agreements identified pursuant to this clause (i) have previously been delivered by OP to VC).

     (j) Section 3.16(j) of the OP Disclosure Schedule is a list of all parties to whom OP or its Subsidiaries has delivered copies of OP source code, whether pursuant to an escrow arrangement or otherwise, or parties who have the right to receive such source code.

     (k) Each item of computer software and programs (excluding personal computer software generally available to the public), software in process, computer operating systems and applications used in OP's business ("Software") is "Millennium Compliant". For the purposes of this Agreement, "Millennium Compliant" means:

       (i) the functions, calculations and other computing processes of the Software (collectively, "Processes") perform in an accurate manner regardless of the date in time on which the Processes are actually performed and regardless of the date input to the Software, whether before, on or after January 1, 2000, and whether or not the dates are affected by leap years;

       (ii) the Software accepts, stores, sorts, extracts, sequences and otherwise manipulates date inputs and date values, and return and display date values, in an accurate manner regardless of the dates used on or after January 1, 2000;

       (iii) the Software will function without interruptions caused by the date in time on which the Processes are actually performed or by the date input to the Software on or after January 1, 2000;

       (iv) the Software accepts and responds to two (2) digit year and four (4) digit year date input in a manner that resolves any ambiguities as to the century in a defined, predetermined and accurate manner;

       (v) he Software displays, prints and provides electronic output of date information in ways that are ambiguous as to the determination of the century; and

       (vi) the Software has been tested to determine whether it is Millennium Compliant. OP shall notify VC immediately of the results of any tests or any claim or other information that indicates the Software is not Millennium Compliant.

   3.17 Restrictions on Business Activities. Except as set forth on Schedule
3.17 of the OP Disclosure Schedule, there is no material agreement, judgment, injunction, order or decree binding upon OP or any of its Subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of OP or its Subsidiaries, any acquisition of property by OP or any of its Subsidiaries or the conduct of business by OP or its Subsidiaries as currently conducted or as currently proposed to be conducted by OP or its Subsidiaries. None of the matters disclosed on Section 3.17 of the OP Disclosure Schedule will have an adverse impact on OP's or any Subsidiary's ability to conduct its business, as identified in the business plan described in Section 3.27 or in the business plan developed jointly by VC and OP nor would any covenants not to compete be applicable to VC or any affiliate of VC other than OP or any Subsidiary.

   3.18 Title to Properties; Absence of Liens and Encumbrances; Condition of Equipment.

     (a) OP or its Subsidiaries have good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of their tangible properties and assets, real, personal and mixed, used in their business, free and clear of any liens, charges, pledges, security interests or other encumbrances, except as reflected in the OP Financial Statements or except for such imperfections of title and encumbrances, if any, which are not substantial in character, amount or extent, and which do not materially detract from the value, or interfere with the present use, of the property subject thereto or affected thereby. OP or any Subsidiary does not own any interest in any real property.

     (b) The equipment owned or leased by OP or its Subsidiaries is, taken as a whole, (A) adequate for the conduct of the business of OP or its Subsidiaries consistent with their past practice, (B) suitable for the uses to which it is currently employed, (C) in good operating condition, (D) regularly and properly maintained, (E) not obsolete, dangerous or in need of renewal or replacement, except for renewal or replacement in the ordinary course of business, and (F) free from any defects.

   3.19 FCC Matters and Other Governmental Authorities.

     (a) FCC Matters.

       (i) Except as set forth on Section 3.19 of the OP Disclosure Schedule, OP and its Subsidiaries and affiliates hold, and are qualified and eligible to hold, all licenses, permits and other authorizations issued by the FCC, or any state or local public utility commissions or similar entities that are listed in Section 3.19(a)(i) of the OP Disclosure Schedule (the "Company FCC Licenses"), and OP FCC Licenses comprise all licenses, permits and other authorizations issued to OP by the FCC or any state or local public utility commission or similar entities ("FCC Rights"). Neither OP nor any of its Subsidiaries have applications for a license, permit, or other authorization or for approval or consent pending before the FCC.

       (ii) OP FCC Licenses are valid and in full force and effect as set forth in Section 3.19(a)(i) of the OP Disclosure Schedule, and OP is not and has not been delinquent in payment on or in default under any installment obligation owed to the United States Treasury or the FCC in connection with OP FCC Licenses.

       (iii) All reports and applications required by the Communications Acts or required to be filed with the FCC by OP or its Subsidiaries have been filed and are accurate and complete in all material respects.

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

       (iv) OP or its Subsidiaries are, and have been, in compliance in all material respects with OP FCC Licenses and the Communications Acts.

       (v) Except as set forth on Section 3.19 of the OP Disclosure Schedule, there is not pending as of the date hereof any application, petition, objection, pleading or proceeding with the FCC or any public service commission or similar body having jurisdiction or authority over OP or its Subsidiaries which questions the validity of or contests any Company FCC License or which, if accepted or granted, or concluded adversely, could result in (as applicable) the revocation, cancellation, suspension, dismissal, denial or any materially adverse modification of any Company FCC License or imposition of any substantial fine or forfeiture against OP or such Subsidiary.

     (b) Other Governmental Authorizations and Licenses. Section 3.19(b) of the OP Disclosure Schedule lists all other governmental authorizations and licenses held by OP, its Subsidiaries and any of its affiliate. OP or such Subsidiary is the holder of all licenses, authorizations, permits, concessions, certificates and other franchises of any Governmental Entity required to operate its business, (collectively, the "Licenses"). The Licenses are in full force and effect. There is not now pending, or to the Knowledge of OP is there threatened, any action, suit, investigation or proceeding against OP, any such Subsidiary or affiliate before any Governmental Entity with respect to the Licenses, nor is there any issued or outstanding notice, order or complaint with respect to the violation by OP, any Subsidiary or affiliate of the terms of any License or any rule or regulation applicable thereto.

   3.20 Environmental Matters. Except as shown on Schedule 3.20:

     (a) There is no substance that is regulated by any Governmental Entity or that has been designated by any Governmental Entity to be radioactive, toxic, hazardous or otherwise a danger to health or the environment (a "Hazardous Material") present in, on or under any property that OP or any Subsidiary or any affiliate has at any time owned, operated, occupied or leased. Neither OP nor any of its Subsidiaries has caused any Hazardous Material to be present in, on or under any property that OP or any Subsidiary or any affiliate has leased, operated or occupied. To its knowledge, no Hazardous Material are or ever have been present in, on or under any property leased, operated or occupied by OP, any Subsidiary or any affiliate.

     (b) None of OP, its Subsidiaries or affiliates have transported, stored, used, manufactured, released or exposed its employees or any other person to any Hazardous Material in violation of any applicable statute, rule, regulation, order or law. There have been no releases or leakages or other discharge from the above-ground tanks identified on Schedule 3.20.

     (c) Each of OP, its Subsidiaries and affiliates has obtained all permits, licenses and other authorizations ("Environmental Permits") required to be obtained by any of them under the laws of any Governmental Entity relating to pollution or protection of the environment (collectively, "Environmental Laws"). All Environmental Permits are in full force and effect. Each of OP, its Subsidiaries and affiliates is (A) in compliance with all terms and conditions of the Environmental Permits and
  (B) in compliance in all respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder. None of OP, its Subsidiaries or affiliates have not received any notice or is aware of any past or present condition or practice of the businesses conducted by OP, its Subsidiaries or affiliates which forms or could form the basis of any claim, action, suit, proceeding, hearing or investigation against OP, its Subsidiaries or affiliates arising out of the manufacture, processing, distribution, use, treatment, storage, spill, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any Hazardous Material.

   3.21 Insurance. Section 3.21 of the OP Disclosure Schedule is a list of all insurance policies and fidelity bonds OP or its Subsidiaries maintains covering the assets, business, equipment, properties, operations, employees, officers and directors of OP (collectively, the "Insurance Policies"). Except as set forth on Section 3.21 of the OP Disclosure Schedule, each of OP and the Subsidiaries is, (and has been continuously since its organization or acquisition by OP), insured with financially responsible insurers in such amounts and against such risks and losses as are customary for companies conducting the business as conducted by OP and the Subsidiaries during such time period. There is no claim by OP or any of its Subsidiaries pending under any of the material Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums payable under all such Insurance Policies have been paid, and OP and its Subsidiaries are otherwise in compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). None of OP or its Subsidiaries knows of any threatened termination of, or material premium increase with respect to, any of its Insurance Policies, other than ordinary increases measured based solely upon increases in the number of employees of OP and its Subsidiaries.

   3.22 Board and Stockholder Consent. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved and declared advisable by the board of directors of OP. The board of directors of OP has directed that this Agreement and the transactions contemplated hereby be submitted to OP's stockholders for adoption at a stockholders meeting or by written consent as permitted under its Bylaws and the DGCL and, except for the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of OP Common Stock, no other corporate proceeding on the part of OP is necessary to approve and adopt this Agreement and to consummate the transactions contemplated hereby and thereby.

   3.23 Labor Matters. Except as shown on Section 3.23(1) of the OP Disclosure Schedule, each of OP and its Subsidiaries is in compliance in all respects with all currently applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment and wages and hours and occupational safety and health and employment practices, and is not engaged in any unfair labor practice. Except as shown in Section 3.23(l) of the OP Disclosure Schedule, in the past three years, none of OP or its Subsidiaries has received any notice from any Governmental Entity, and there has not been asserted before any Governmental Entity, any claim, action or proceeding to which OP or its Subsidiaries is a party or involving OP or its Subsidiaries, and there is neither pending nor, to the Knowledge of OP or any of its Subsidiaries, threatened any investigation or hearing concerning OP or its Subsidiaries arising out of or based upon any such laws, regulations or practices. Section 3.23(2) of the OP Disclosure Schedule is a complete list of all employees of OP or its Subsidiaries along with their present compensation. Neither OP or any Subsidiary is subject of any material proceeding seeking to compel it to bargain with any labor union or labor organization nor is there pending or, to the Knowledge of OP, threatened in writing, nor has there been for the past five years, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving it or any of its or their subsidiaries, except in each case as is not, individually or in the aggregate, reasonably likely to have a material adverse effect on OP or its Subsidiaries.

   3.24 Questionable Payments and Contributions. Neither OP or its Subsidiaries nor, to the Knowledge of OP or any of its Subsidiaries, any director, officer or other employee of OP or its Subsidiaries, has: (i) made any payments or provided services or other favors in the United States of America or in any foreign country in order to obtain preferential treatment or consideration by any Governmental Entity or commercial entity whether an United States of America or foreign entity with respect to any aspect of the business of OP or its Subsidiaries; or (ii) made any political contributions which would not be lawful under the laws of the United States and the foreign country in which such payments were made. Neither OP or its Subsidiaries nor to the Knowledge of OP or any of its Subsidiaries, any director, officer or other employee of OP or any of its Subsidiaries nor, to the Knowledge of OP or any of its Subsidiaries, any customer or supplier of OP has been the subject of any inquiry or investigation by any Governmental Entity in connection with payments or benefits or other favors to or for the benefit of any governmental or armed services official, agent, representative or employee with respect to any aspect of the business of OP with respect to any political contribution.

   3.25 Brokers. Except as disclosed on Schedule 3.25, there is no broker, finder or investment banker engaged by OP that is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement.

   3.26 Relationships. Except as shown on Section 3.26 of the OP Disclosure Schedule, OP's or any Subsidiary's relationships with its customers and suppliers are continuing and satisfactory. Neither OP nor any of its Subsidiaries have Knowledge or information concerning any loss or potential loss in excess of $250,000 in the aggregate of any business to OP or any Subsidiary.

   3.27 Disclosure. (a) No representation or warranty made by OP, its Subsidiaries or the Stockholder Group in this Agreement, nor any document, written information, statement, financial statement, certificate, schedule or exhibit prepared and furnished or to be prepared and furnished by OP, its Subsidiaries or the Stockholder Group or their respective representatives pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished. There is no event, fact or condition that has resulted in, or could reasonably be expected to result in, to be detrimental to OP, its Subsidiaries or any of its affiliates that has not been set forth in this Agreement or in the OP Disclosure Schedule.

     (b) Assuming that the transactions contemplated hereby are not consummated, and all actions related to such transactions had not occurred and without regard to any changes in OP's business which may be required under this Agreement, and further assuming OP was able to obtain debt and equity financing contemplated in such projections, the OP financial projections delivered to VC on or before the date hereof constituted as of that date a reasonable estimate of the information purported to be shown therein and OP reasonably believed that there was a reasonable basis for such projections and was not aware of any fact or information that would lead it to believe that such projections were incorrect or misleading in any material respect.

   3.28 No Assignment. Neither the execution or delivery of this Agreement or the consummation of the transactions contemplated herein will constitute an assignment of any agreement or instrument to which OP or any of its Subsidiaries are a party under any federal or state law applicable to OP and its Subsidiaries or their respective business, property and assets.

                                   Article IV

              Representations and Warranties of VC and Merger Sub

   Except as disclosed in a document referring specifically to the representations and warranties in this Agreement which identifies the section and subsection to which such disclosure relates and which is delivered by VC to OP prior to the execution of this Agreement (the "VC Disclosure Schedule"), VC and Merger Sub represent and warrant, as of the date hereof and as of the Closing Date, as follows:

   4.1 Organization; Standing and Power. Each of VC and Merger Sub is a corporation validly existing and in good standing under the laws of its state of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted.

   4.2 Authority. VC and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by VC of this Agreement, and by Merger Sub of this Agreement, and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of VC and Merger Sub. This Agreement has been duly executed and delivered by VC and Merger Sub and constitutes a valid and binding obligation of VC and Merger Sub enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought. Subject to satisfaction of the conditions set forth in Article VI, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby will not conflict with or result in any violation of any material statute, law, rule, regulation, judgment, order, decree or ordinance applicable to VC or Merger Sub or their respective properties or assets, or conflict with or result in any breach or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit, under (i) any provision of the Certificate of Incorporation or Bylaws of VC or Merger Sub or (ii) any material agreement, contract, note, mortgage, indenture, lease, instrument, permit, concession, franchise or license to which VC or Merger Sub is a party or by which VC or Merger Sub or their respective properties or assets may be bound or affected. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to VC or Merger Sub in connection with the execution and delivery of this Agreement or the consummation by VC and Merger Sub of the transactions contemplated hereby or thereby, except for (t) to the extent required the filing of a premerger notification report by VC and Merger Sub under the HSR Act, (u) the filing reports under the Exchange Act, as are required in connection with the transactions contemplated by this Agreement, (v) any regulatory approval from the FCC, (w) compliance with FAA regulations, (x) compliance with any applicable requirements of state and local public utility commissions or similar entities, (y) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the laws of any foreign country and (z) such other consents, authorizations, filings, approvals and registrations.

   4.3 Litigation. There is no action, suit, proceeding, investigation or claim pending or, to the Knowledge of VC, threatened against VC or Merger Sub which could, individually or in the aggregate, have a material effect on the ability of VC to consummate the Merger or the transaction contemplated herein or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated hereby.

   4.4 No Defaults. Neither VC nor Merger Sub is, or has received notice that it would be with the passage of time, (i) in violation of any provision of the Certificate of Incorporation or Bylaws of VC or Merger Sub; or (ii) in default or violation of any material term, condition or provision of (A) any material judgment, decree, order, injunction or stipulation applicable to VC or Merger Sub or (B) any material agreement, note, mortgage, indenture, contract, lease or instrument, permit, concession, franchise or license to which VC or Merger Sub is a party or by which VC or Merger Sub or their properties or assets may be bound.

   4.5 Brokers. No broker or finder is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement.

   4.6 Disclosure. No representation or warranty made by VC in this Agreement, nor any document, written information, statement, financial statement, certificate, schedule or exhibit prepared and furnished or to be prepared and furnished by VC or its representatives pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished. To the Knowledge of VC after reasonable inquiry, there is no event, fact or condition that has resulted in, or could reasonably be expected to result in, a material adverse effect that has not been set forth in this Agreement or in the VC Disclosure Schedule.

                                   Article V

                       Conduct and Transactions Prior to
                     Effective Time; Additional Agreements

   5.1 Information and Access. Subject to and in accordance with the terms and conditions of that certain Non-Disclosure Agreement between VC and OP dated April 13, 1999, as amended May 2, 2000 (the "Confidentiality Agreement"), from the date of this Agreement and continuing until the Effective Time, each party shall afford and, with respect to clause (b) below, such party shall cause its independent auditors to afford, (a) upon and subject to execution of this Agreement as may be required by the independent accountants of VC and OP, to the officers, independent auditors, counsel and other representatives of VC reasonable access to the properties, books, records (including Tax returns filed and those in preparation) and personnel of OP and its Subsidiaries in order that VC may have a full opportunity to make such investigation as it reasonably desires to make of OP and its Subsidiaries and (b) to the independent auditors of VC, reasonable access to the audit work papers and other records of the independent auditors of OP and its Subsidiaries. Additionally, OP and its Subsidiaries will permit VC to make such reasonable inspections of OP and its Subsidiaries and their respective operations during normal business hours as VC may reasonably require and OP and its Subsidiaries will cause its officers to furnish VC with such financial and operating data and other information with respect to the business and properties of OP and its Subsidiaries as VC may from time to time reasonably request.

   No investigation pursuant to this Section 5.1 shall affect or otherwise obviate or diminish any representations and warranties of any party or conditions to the obligations of any party.

   5.2 Conduct of Business of the Parties. During the period from the date of this Agreement and continuing until the Effective Time or until the termination of this Agreement pursuant to Section 7.1, the parties agree that (except to the extent that the other parties have given their prior written consent):

     (a) OP Conduct. Except in connection with or in contemplation of the transactions contemplated by this Agreement, OP and its Subsidiaries shall conduct their business in the ordinary and usual course consistent with past practice and shall use reasonable efforts to maintain and preserve intact its business organizations, keep available the services of its officers and employees and to maintain satisfactory relations with licensors, licensees, suppliers, contractors, distributors, customers and others having business relationships with it. Without limiting the generality of the foregoing and except as expressly contemplated by this Agreement, prior to the Effective Time, OP shall not, nor shall any of its Subsidiaries without the prior written consent of VC:

       (i) declare, set aside or pay any dividends on or make any other distribution (whether in cash, stock or property) in respect of any of its capital stock except as permitted by subsection (iii) below;

       (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance or authorization of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or repurchase, redeem or otherwise acquire any shares of its capital stock;

       (iii) except as provided for in Section 5.18, issue, deliver, pledge, encumber or sell, or authorize or propose the issuance, delivery, pledge, encumbrance or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or rights, warrants or options to acquire, any such shares of capital stock or other convertible securities (other than the issuance of such capital stock upon the exercise or conversion of the warrants, outstanding on the date of this Agreement in accordance with their present terms); accelerate, amend or change the period of exercisability of the Warrants or OP SAR Plan or any other options, warrants or other convertible securities or authorize or propose any change in its equity capitalization;

       (iv) cause or permit any amendments to its Amended and Restated Certificate of Incorporation or Bylaws or other charter documents;

       (v) acquire or agree to acquire by merging or consolidating with, or by purchasing any material portion of the capital stock or assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business condition of OP or its Subsidiaries;

       (vi) sell, lease, pledge, license or otherwise dispose of or encumber any of its assets or properties, except in the ordinary course of business consistent with past practice (including, without limitation, any indebtedness owed to it or any claims held by it) except (a) to consummate the transactions contemplated under that certain Asset Purchase Agreement dated June 16, 2000 among 21st Century Cable TV of Chicago, Inc., OP and OnePoint Communications-Illinois, L.L.C. (the "Illinois Cable Agreement") provided, however, neither OP or any Subsidiary will fail to observe any term, condition, covenant or other obligation set forth in the Illinois Cable Agreement if such failure could reasonably be expected to cause or result in a claim being asserted or made such agreement or (b) OnePoint Communications Holdings LLC shall be permitted to sell or permit the redemption of its equity interest in Mid-Atlantic Telcom Plus Holding, L.L.C. in accordance with Section 5.13 of this Agreement;

       (vii) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any of its debt securities or guarantee, endorse or otherwise as an accommodation become responsible for the obligations of others, or make loans or advances (A) in excess of $20 million during the first three month period commencing on the date hereof and (B) in excess of $10 million during each month of the next three month period up to an aggregate amount of $30 million during the second three month period after the date hereof; provided that the incurrence of such additional indebtedness, together with any obligations entered into pursuant to clause (xvi) is permitted under the terms of the Senior Notes;

       (viii) pay, discharge or satisfy any claims, liabilities or obligations (whether absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities in the ordinary course of business consistent with past practice of liabilities reflected or reserved against in the consolidated financial statements (or the notes thereto) of OP and its Subsidiaries;

       (ix) adopt or amend any OP Plan, or enter into or amend any employment, severance, special pay arrangement with respect to termination of employment or other similar arrangements or agreements with any of its directors, officers or employees or increase the salaries or wage rates of its employees except as required by law or pursuant to scheduled employee reviews under OP's normal employee review cycle consistent with OP's past practices;

       (x) except in the ordinary course of business consistent with past practices, transfer to any person or entity any rights to the OP Intellectual Property Rights or the FCC Rights;

       (xi) enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other rights of any type or scope with respect to any products of OP;

       (xii) except in the ordinary course of business with prior notice to VC, violate, amend or otherwise modify the terms of any of the contracts set forth on the OP Disclosure Schedule;

       (xiii) commence a lawsuit other than for the routine collection of bills;

       (xiv) change the accounting methods or practices followed by OP, including any change in any assumption underlying, or method of calculating, any bad debt, contingency or other reserve, except as may be required by changes in generally accepted accounting principles make or change any material Tax election except as may be required by applicable law, adopt or change any Tax accounting method, file any material Tax return or any amendment to a material Tax return provided, however, that VC shall have the right to review such Tax return before it is filed and have the right to make objections, enter into any material closing agreement, settle any material Tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, without the prior consent of VC, which consent will not be unreasonably withheld (for purposes of this covenant a "material" Tax Return, closing agreement, Tax claim or assessment shall mean a Tax liability with respect to each such item in excess of $50,000);

       (xv) take any action that would result in any of the representations and warranties of OP or any Subsidiary set forth in this Agreement becoming untrue or in any of the conditions set forth in Article VI not being satisfied;

       (xvi) enter into any capital commitment or long term obligation (A) in excess of $5 million during the first three month period commencing on the date hereof and (B) in excess of $10 million during the next three month period; provided that the entering into such obligations, together with any amounts incurred under clause (vii) is permitted under the terms of the Senior Notes; or

       (xvii) authorize or propose any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

     (b) VC Conduct. VC agrees not to take action that would prevent the transactions contemplated herein from being consummated.

   5.3 Negotiation With Others. Each of OP and the Stockholders Group agrees that it shall not, nor shall it permit any of its Subsidiaries, directly or indirectly, through any officer, director, other stockholder, affiliate or agent of OP or otherwise, solicit, initiate, entertain, encourage or negotiate any proposals or offers from any third party, including without limitation, SBC, relating to the merger or acquisition of OP or any of its Subsidiaries or a material portion of its assets or capital stock of OP or any of its Subsidiaries, including the acquisition of Common Stock (or voting agreements or proxies with respect thereto) owned directly or indirectly by the Stockholder Group, nor will OP, any of its Subsidiaries or any of the Stockholders Group participate in any negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any person to do or seek any such transaction. OP and the Stockholder Group shall immediately cease and cause to be terminated all such negotiations with the third parties (other than VC) which have occurred prior to the date of this Agreement.

   5.4 Preparation of Filings. In the event that VC determines in its sole discretion to make any filings that may be required under the Securities Act or the Exchange Act ("SEC Filings"), if requested by VC or its representatives, as promptly as practicable after the date of this Agreement, OP shall provide to VC and its counsel for inclusion in any SEC Filings in form and substance satisfactory to VC and its counsel, such information concerning OP, its operations, capitalization, technology, share ownership and other material as VC or representatives may reasonably request. As promptly as practicable after the date of this Agreement, VC and OP shall prepare and file any other filings required relating to the transactions contemplated by this Agreement, including, without limitation, under the HSR Act, FCC Filings, state and local public utility commissions or similar entities or other governmental entity filings (the "Other Filings"). Each of OP and VC agree to notify the other promptly of the receipt of any written comments from any government officials with respect to the filing or any request for amendments or supplements to the HSR Filings, the FCC Filings and Other Filings or for additional information and will supply the other with copies of all correspondence between VC and OP, as the case may be, or any of its representatives, on the one hand, and the government officials, on the other hand, with respect to the HSR Filings, the FCC Filings and Other Filings. The HRS Filings, FCC Filings and the Other Filings shall comply in all material respects with all applicable requirements of law. Whenever any event occurs which should be set forth in an amendment or supplement to the HSR Filings, FCC Filings or any Other Filings, VC or OP, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the FCC or its staff or any other government officials.

   5.5 Advice of Changes. OP shall confer with VC on a regular and frequent basis which shall be at least weekly, report on operational matters and promptly advise orally and in writing of any change or event having, or which, insofar as can reasonably be foreseen, could result in, a material adverse effect with respect to OP. Each party hereto shall promptly provide the other parties hereto (or its counsel) copies of all filings made by such party with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby and thereby.

   5.6 Stockholder Approval. OP will call, give notice and hold a meeting of its stockholders in accordance with DGCL (S)251 for the purpose of obtaining the stockholder approval required in connection with the transactions contemplated hereby and shall use all reasonable efforts to obtain such approval. VIC II, and VenCom, as manager of VIC II, hereby agrees to vote or cause to be voted all of the shares of Preferred Stock and all the shares of Common Stock held by it in favor of the Merger, the adoption of this Agreement and the consummation of the transactions contemplated hereunder.

   5.7 Agreements to Cooperate.

     (a) OP shall take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on OP or its Subsidiaries with respect to the Agreement (including furnishing all information required under the HSR Act) and shall take all reasonable actions necessary to cooperate promptly with and furnish information to VC in connection with any such requirements imposed upon VC or Merger Sub in connection with the Agreements or the obtaining of consents or Governmental Entity approvals. OP shall take all reasonable actions necessary (i) to obtain (and will take all reasonable actions necessary to promptly cooperate with VC or Merger Sub in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity, or other third party, required to be obtained or made by OP (or by VC or Merger Sub) in connection with the taking of any action contemplated by this Agreement; (ii) to lift, rescind or mitigate the effect of any injunction or restraining order or other order adversely affecting the ability of OP to consummate the Merger and the transactions contemplated hereby; (iii) to fulfill all conditions applicable to OP pursuant to this Agreement; and (iv) to prevent, with respect to a threatened or pending temporary, preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order, the entry, enactment or promulgation thereof, as the case may be.

     (b) VC and Merger Sub shall take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them or their Subsidiaries with respect to the Agreement (including furnishing all information if required under the HSR Act) and shall take all reasonable actions necessary to cooperate promptly with and furnish information to OP in connection with any such requirements imposed upon OP in connection with the Agreements or the obtaining of consents or Governmental Entity approvals. VC and Merger Sub shall take all reasonable actions necessary
  (i) to obtain (and will take all reasonable actions necessary to promptly cooperate with OP in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity, or other third party, required to be obtained or made by VC or Merger Sub or any of their Subsidiaries (or by OP) in connection with the taking of any action contemplated by this Agreement; (ii) to lift, rescind or mitigate the effect of any injunction or restraining order or other order adversely affecting the ability of VC or Merger Sub to consummate the transactions contemplated hereby; (iii) to fulfill all conditions applicable to VC or Merger Sub pursuant to this Agreement; and (iv) to prevent, with respect to a threatened or pending temporary, preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order, the entry, enactment or promulgation thereof, as the case may be; provided, however, that VC shall not be obligated to, nor shall VC be obligated to cause its Subsidiaries to, dispose of or hold separate or otherwise relinquish all or a material portion of the business or assets either of OP or of VC and its Subsidiaries, taken as a whole, or to change its business in any material way.

     (c) Subject to the terms and conditions of this Agreement, each of the parties shall use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, subject to the appropriate approval of the stockholders of VC and OP. If required the parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the Communications Act, state or local public utility commissions or similar entities, HSR Act or any other federal or state antitrust or fair trade law.

   5.8 Consents. VC, Merger Sub and OP shall each use all reasonable efforts to obtain the consent and approval of, or effect the notification of or filing with, each person or authority whose consent or approval is required in order to permit the consummation of the Merger and the transactions contemplated herein and the transactions contemplated by this Agreement to conduct and operate the business of OP substantially as presently conducted and as contemplated to be conducted.

   5.9 Public Announcements. VC and OP shall cooperate with each other prior to releasing information concerning this Agreement and the transactions contemplated hereby, shall furnish to the other drafts of all press releases or other public announcements prior to publication and shall obtain the consent of the other prior to the issuance of press releases or the release of other public announcements; provided that any party hereto shall have the right, with prior written notice delivered to such other party where a written response is required (i) to furnish any information to any Governmental Entity or (ii) to issue any other release, in each case when in the reasonable opinion of its counsel it is legally required to do so.

   5.10 Notification of Certain Matters. OP shall give prompt notice to VC within five (5) business days, and VC and Merger Sub shall give prompt notice to OP within five (5) business days, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be likely to cause (a) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Effective Time, or (b) any material failure of OP or VC and Merger Sub, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

   5.11 Subsequent Amendments of Disclosure Schedules. OP shall update the Disclosure Schedule as of and including the Closing Date including any updated schedules contemplated under Section 5.11, exhibits or deliveries hereunder, but in no event beyond the Closing Date. OP shall use its reasonable best efforts to identify the holders of the Warrants and shall update Section 3.2 of the OP Disclosure Schedule to reflect the names of the holders of the Warrants. Prior to the Closing Date, OP shall have the right after the date hereof to deliver to VC written amendments or updates to the applicable Sections of the OP Disclosure Schedule; provided, that any such disclosure is as of, and may not include events or actions subsequent to, the date of such updated Schedule. To the extent that VC or Merger Sub furnish any Disclosure Schedule pertaining to the applicable Section of this Agreement, it shall make such disclosures to make the representations and warranties true and correct. To the extent that any such amendment shall not disclose any event or condition that, individually or in the aggregate, could be reasonably likely to have a material adverse effect on OP, such amendment shall be deemed accepted by the other party if the other party does not object within ten (10) days after receipt and the relevant Section of the Disclosure Schedule shall be deemed amended or updated accordingly thereby. In the event that an amendment could be reasonably likely to have a material adverse effect on OP or if VC objects to any other amendment within the 10 day period, VC agrees to discuss such amendment with OP. Such schedule, however, will not be amended unless VC affirmatively consents in writing to such amendment.

   5.12 Preparation of Tender Offer for the Senior Notes; Voting Agreement. (a) As promptly as practicable after the execution of this Agreement, VC and OP shall prepare a cash tender offer for the 14 1/2% Senior Notes (the "Senior Notes") in compliance with the terms of Section 4.15 of the Indenture dated May 21, 1998 by and between Harris Trust and Savings Bank and OP (the "Indenture") and an amendment to the Indenture in form and substance to VC's sole satisfaction. As promptly as practicable and no later than ten business days after the Closing Date, VC and the Surviving Corporation will cause the cash tender offer materials together with the amendment to the Indenture to be mailed to each of the holders of the outstanding Senior Notes. All expenses, fees and costs incurred by OP or any of its Subsidiaries in connection with this section shall be paid by VC in accordance with the terms and conditions of the Escrow Agreement. The Stockholders Group hereby agrees, and shall cause James A. Otterbeck and any of his affiliates to agree to tender to VC any Senior Notes such person or entity may hold, if any, at a price equal to 107% of the principal amount of such Senior Notes.

     (b) On request by VC, OP shall take all necessary actions in connection with (i) a covenant defeasance under Article VIII of the Indenture or (ii) such amendment to the Indentures under Article IX, each of which will be conditioned on the consummation of the transactions contemplated on such terms and in such amounts as may be determined by VC. In the event that VC elects to take any action under this Section 5.12(b), VC shall cause the Merger Sub to be adequately capitalized to take any actions required in connection with such request. All expenses, fees and costs incurred by OP or any of its Subsidiaries in connection with this Section will be paid by VC in accordance with the terms and conditions of the Escrow Agreement. The Stockholders Group hereby agrees, and shall cause James A. Otterbeck and any of his affiliates to agree to vote in favor of such action.

   5.13 Divestiture of Certain Ownership Interests and Termination of Certain Relationships. On or before the Closing Date, if requested by VC, OP and its Subsidiaries and the Stockholder Group shall cause all equity interests or rights to purchase or otherwise obtain any equity interest in or to OP or any of its Subsidiaries to be redeemed by OP or one of its Subsidiaries or otherwise cancelled or terminated, including without limitation, any interests owned by third person, including SBC, in OnePoint Services, L.L.C., Mid-Atlantic RMTS Holding, L.L.C., VIC1-RMTS, L.L.C. and VIC-RMTS-DC, L.L.C. All of the equity securities or any rights thereto of any Subsidiary owned directly or indirectly by Otterbeck shall be contributed by him to OP for no additional consideration prior to or contemporaneously with the Closing. In addition, on or before the Closing Date, OP and each Subsidiary shall terminate any and all management or other agreements between OP or any of its Subsidiaries and one or more of SBC, Ventures in Communications, L.L.C., VIC II, VenCom or Otterbeck, except as otherwise contemplated herein.

   5.14 Obligations of Stockholder Group. Neither VIC II nor VenCom will sell or otherwise transfer or agree to or permit the transfer of any equity interest in OP, VIC II, VenCom from the date of this Agreement until the Effective Time except as expressly permitted in Section 5.18. In addition, until the Final Payment Date defined in Section 8.5, Otterbeck and VenCom agree not to dissolve or liquidate VIC II or VenCom.

   5.15 FIRPTA. If required, OP shall deliver to the Internal Revenue Service a notice regarding foreign investment in real property, in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2).

   5.16 Termination of InterLATA; Other Business Activities. Except as otherwise directed by VC, OP and its Subsidiaries shall divest or otherwise terminate their InterLATA operations in VC's region or such other business operations or activities as deemed necessary by VC in connection with obtaining regulatory approval or any other approval required by a Governmental Entity.

   5.17 Actions to be Taken with Respect to Employee Payments. Within 30 days after the date of this Agreement, OP will deliver to VC Schedule 5.17 which shall set forth (i) the portion of the Employee Payment which will be divided by the number of outstanding OP SARs and divided pro rata among each holder of SARs and (ii) the remaining portion of the Employee Payment divided among other employees of OP to be identified and approved by VC. Schedule 5.17 shall be subject to VC's acceptance, which acceptance will not be unreasonably withheld. Prior to the Closing Date, OP shall (i) terminate the OP SAR Plan, (ii) cause each participant in the OP SAR Plan to execute and deliver documentation relating to the termination of the OP SAR Plan in form and substance to VC's reasonable satisfaction, and (iii) adopt an incentive compensation plan that will pay the amounts set forth in Schedule 5.17 to those employees listed on
Schedule 5.17 over a two-year period commencing on the Closing Date, provided that no person shall receive any payments under such plan, unless such person is an employee of the Surviving Corporation or a Subsidiary of the Surviving Corporation on the date such payment is required to be made under the terms of the plan. Prior to adopting such plan, VC must have approved the terms and conditions of such plan and the list of recipients of awards to be made under such plan.

   5.18 Equity Funding Obligations. If the Closing has not occurred within (90) days of the date of this Agreement, VC may require VenCom to and VenCom shall within fifteen (15) days after receipt of notice, invest $12,879,480 into OP and OP shall issue 91,957 shares of Common Stock (or the appropriate number of shares of Preferred Stock to the extent OP has authorized but unissued shares of Preferred Stock available) to the Stockholders Group as consideration for such investment (such investment and issuance of common stock the "Equity Funding Obligation"). If the Equity Funding Obligation is triggered, VenCom may propose an alternate investor to satisfy the Equity Funding Obligation on the same terms and conditions set forth in this Section 5.18 (and such alternate investor must agree to tender the shares acquired by it pursuant to the terms and conditions of this Agreement and otherwise be bound as if it were a member of the Stockholders Group), and VC will consider in good faith, whether to accept the alternate purchaser (and will accept any alternate purchaser that is already a member of the Stockholders Group).

   5.19 Equity Funding by V.C. VC shall have the right, but shall not be obligated, to purchase shares of Common Stock before the closing Date; provided, however, that the proceeds received by OP in connection with the purchase shall be used by OP as provided in Schedule 5.19.

   5.20 Loan Agreement. OP shall use good faith, commercially reasonable efforts to attempt to amend or obtain a waiver under Sections 5.4. and 8.1 of that certain Loan Agreement dated July 26, 2000 by and between OP and Lucent Technologies Inc.

                                   Article VI

                              Conditions Precedent

   6.1 Conditions to Each Party's Obligation to Effect the Agreement. The respective obligation of each party to consummate the Merger and the transactions contemplated hereby shall be subject to the satisfaction prior to the Closing Date of the following conditions:

     (a) Stockholder Approval. This Agreement shall have been approved and adopted by the affirmative vote or consent of the holders of at least a majority of the issued and outstanding shares of Common Stock and Preferred Stock.

     (b) HSR Act. A filing is required so the applicable waiting period required to the consummation of the Agreement under the HSR Act shall have expired or been terminated or received formal approval.

     (c) FCC. To the extent that consents to transfer Company FCC Licenses require approval, then such approvals shall have been obtained.

     (d) State and Local Public Utility Commissions. To the extent that approvals are required from any state or local public utility commission or similar entity, those approvals shall have been obtained.

     (e) Other Governmental Entity Approvals. All material authorizations, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any other Governmental

  Entity necessary for the consummation of the transactions contemplated by this Agreement shall have been filed, expired or been obtained.

     (f) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transaction shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; and there shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the transaction, which would (i) make the consummation of the transaction illegal or (ii) render VC, Merger Sub or OP unable to consummate the transaction, except for any waiting period provisions.

   6.2 Conditions of Obligations of VC and Merger Sub. The obligations of VC and Merger Sub to consummate the Merger and consummate all of the transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by VC and Merger Sub:

     (a) Representations and Warranties. The representations and warranties of OP set forth in this Agreement shall be true and correct in all material respects (except for such representations and warranties which are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true in all respects) (i) as of the date of this Agreement and (ii) as of the Closing Date, as though made on and as of the Closing Date (provided that in the cases of clauses (i) and (ii) any such representation and warranty made as of a specific date shall be true and correct in all material respects as of such specific date), and as of the date of this Agreement and as of the Closing Date, (i) there shall have been no breach by OP of any of the representations or warranties made in Sections 3.1, 3.2, 3.3, 3.5, 3.6, 3.10, 3.17, 3.20, or 3.22, and (ii) there shall have been no breach of any other representation or warranty (considered without regard to any materiality qualifiers set forth in a specific representation or warranty) which breach would result in a material adverse effect on the financial condition or the operating results of OP and its subsidiaries taken as a whole. VC and Merger Sub shall have received a certificate signed by the chief executive officer and the chief financial officer of OP to such effect on the Closing Date.

     (b) Performance of Obligations of OP. OP shall have performed (i) in all respects all obligations and covenants required to be performed by it under
  Section 5.2(a)(i) through (iv), 5.2(a)(xi), 5.3, 5.6, 5.14, 5.17 and 5.18 prior to or as of the Closing Date, and (ii) in all material respects all other obligations and covenants required to be performed by it under this Agreement prior to or as of the Closing Date (considered without regard to any materiality qualifiers set forth in a specific covenant or obligation), and VC and Merger Sub shall have received a certificate signed by the chief executive officer and the chief financial officer of OP to such effect.

     (c) Opinions of OP's Counsel. VC shall have received an opinion of Kirkland & Ellis, LLP counsel to OP, dated the Closing Date, in form and substance reasonably satisfactory to VC and OP. VC shall have received an opinion from regulatory counsel for OP in form and substance reasonable satisfactory to VC and OP.

     (d) Consents. VC and Merger Sub shall have received duly executed copies of all third-party consents and approvals contemplated by this Agreement including consent or assignment of contracts or agreements listed on
  Section 3.13 of the OP Disclosure Schedule where such consent or assignment is required under any change of control or similar provision or the OP Disclosure Schedule in form and substance reasonably satisfactory to VC and Merger Sub.

     (e) Resignations and Terminations. VC shall have received executed resignations or terminations from all Directors and any corporate officers of OP and each Subsidiary, as requested by VC.

     (f) Payoff Letter and Lien Releases. Northern Trust shall have delivered to VC pay-off letters acknowledging the repayment in full of the Indebtedness and waiving and releasing any further rights or claims each may have against OP's assets. OP shall cause Northern Trust to acknowledge the full satisfaction of the Indebtedness, to cancel all promissory notes from OP to Northern Trust and to deliver to VC documentation to the satisfaction of VC and signed by Northern Trust to release all liens and mortgages on or against any of OP's assets. All liens and mortgages on OP's properties, including but not limited to any liens or mortgages held by Northern Trust, shall have been released by the secured parties and appropriate releases and satisfaction pieces, in form and substance satisfactory to VC, shall have been properly filed or recorded in all appropriate filing offices or delivered to VC.

     (g) Employment Agreements. The Employment Agreements and Noncompetition and Nondisclosure Agreements of certain employees of OP, in the form as attached hereto as Exhibit 6.2(g), shall be executed and delivered by James
  A. Otterbeck and such other employees of OP as set forth on Exhibit 6.2(g).

     (h) Conditional Approvals. VC and Merger Sub shall be satisfied in their sole and absolute discretion that any conditions of approvals from the FCC, FAA, FTC, Department of Justice, any state or local public utility commission or Other Governmental Entities, placed upon VC or Merger Sub, will not have an adverse effect on the business, operations, financial performance or prospects of any of VC, Merger Sub or OP from and after the Closing.

     (i) Escrow Agreement. The Escrow Agreement shall be executed and delivered by the Stockholders Group.

     (j) Termination of InterLATA; Other Business Activities. VC shall have received evidence to its satisfaction reached in good faith of the termination of interLATA services or other business activities or operations pursuant to Section 5.16.

     (k) Divestiture of Interests. VC shall have received evidence to its satisfaction reached in good faith that OP shall have performed any obligations required to be performed by it under Section 5.13.

     (l) Employee Payments. VC shall have received evidence to its satisfaction in good faith that OP has performed all obligations requested to be performed by it under Section 5.17.

     (m) Senior Notes. If any action is requested to be taken by OP under
  Section 5.12(b), VC shall have received evidence to its good faith satisfaction that all necessary actions have been taken and that all necessary conditions set forth in the documentation relating to such action and the Indenture have been satisfied such that the closing of a transaction under Section 5.12(b) shall occur simultaneously with the Closing.

     (n) Other Documents. VC shall have received such other certificates, documents or other information in connection with the transactions contemplated hereby as VC may reasonably request.

   6.3 Conditions of Obligation of OP. The obligation of OP to close this Agreement is subject to the satisfaction of the following conditions, unless waived by OP:

     (a) Representations and Warranties. The representations and warranties of VC and Merger Sub set forth in this Agreement shall be true and correct in all respects (except for such representations and warranties which are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true in all respects) (i) as of the date of this Agreement and (ii) as of the Closing Date, as though made on and as of the Closing Date (provided that in the cases of clauses (i) and (ii) any such representation and warranty made as of a specific date shall be true and correct in all respects as of such specific date), and there shall have been no breach by VC or any of its representations or warranties made in the Agreement. OP shall have received a certificate signed by an appropriate officer of VC and the president of Merger Sub to such effect on the Closing Date.

     (b) Performance of Obligations of VC and Merger Sub. VC and Merger Sub shall have performed in all material respects all obligations and covenants required to be performed by them under this Agreement prior to or as of the Closing Date, and OP shall have received a certificate signed by an appropriate officer of VC and the president of Merger Sub to such effect.

     (c) Opinion of VC's and Merger Sub's Counsel. OP shall have received an opinion dated the Closing Date of Reed Smith Hazel & Thomas LLP, counsel for VC and Merger Sub, in form and substance reasonably satisfactory to OP.

     (d) Consents. OP shall have received duly executed copies of all material third-party consents and approvals contemplated by this Agreement and the VC Disclosure Schedule in form and substance satisfactory to OP.

     (e) Employment Agreements. VC or the Merger Sub shall have made offers of employment to the OP employees as set forth on Exhibit 6.2(g).

     (f) Opinion of OP's Counsel. OP shall have received an opinion dated the Closing Date of Kirkland & Ellis LLP, counsel for the stockholders of OP, in form and substance reasonably satisfactory to OP.

     (g) Promissory Note. The Promissory Note shall be executed and delivered.

                                  Article VII

                                  Termination

   7.1 Termination. This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the stockholders of OP:

     (a) by mutual written agreement of VC, Merger Sub and OP;

     (b) by VC, (i) if there has been a material breach by OP, any of its Subsidiaries or any of the Stockholders Group of any covenant or agreement set forth in this Agreement on the part of OP, any of its Subsidiaries or any of the Stockholders Group or (ii) if any representation or warranty of OP, any of its Subsidiaries or any of the Stockholders Group shall be or shall have become untrue, in either case such that the condition set forth in Sections 6.2(a) or 6.2(b) would not be satisfied, as of the time of such breach or as of the time such representation or warranty shall have become untrue and which breach or inaccuracy OP, any of its Subsidiaries or any of the Stockholders Group fails to cure within fifteen (15) days after notice thereof is given by VC (except that no cure period shall be provided for a breach by OP or inaccuracy which by its nature cannot be cured) or if the conditions under Section 6.2(a) or 6.2(b) cannot be satisfied;

     (c) by OP, if there has been a breach by VC or Merger Sub of any representation, warranty, covenant or agreement set forth in this Agreement on the part of VC or Merger Sub or if any representation or warranty of VC or Merger Sub shall have become untrue, in either case such that the condition set forth in Sections 6.3(a) or 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue and which breach or inaccuracy VC or Merger Sub, as the case may be, fails to cure within fifteen (15) days after notice thereof is given by OP (except that no cure period shall be provided for a breach by VC or Merger Sub which by its nature cannot be cured);

     (d) by VC or OP unless they have mutually agreed to extend the Closing Date, if the Agreement shall not have been consummated on or before three months from the date hereof (other than delays attributable to concluding the HSR Act waiting period if required, or awaiting consents of either FCC or state or local public utility commission or similar entity, provided, however, that either OP or VC may elect to extend this period for two additional successive one month periods in order to obtain any consents required from any Governmental Entity or to satisfy any conditions imposed by such Governmental Entity to such consents or approvals;

     (e) by VC if the required approval of the stockholders of OP shall not have been obtained;

     (f) by VC or OP if any permanent injunction or other order of a court or other competent authority preventing the transactions contemplated hereby shall have become final and nonappealable; or

     (g) by VC, if SBC or any affiliate of SBC exercises any right under any agreement to purchase any equity interest in OP or any of its Subsidiaries, asserts any rights that has or may have the effect of either acquiring or continuing any equity interest in OP or any Subsidiary which has not been terminated or waived to be reasonable satisfaction of VC on or before the Closing Date or obtains an injunction, temporary restraining order or other order from a Governmental Entity delaying or enjoining the Merger or the transactions contemplated herein.

   7.2 Amendment. This Agreement may be amended in writing by the parties hereto; provided that following approval of the Agreement by the stockholders of OP, no amendment shall be made which by law requires the further approval of such stockholders without obtaining such further approval.

   7.3 Effect of Termination. In the event of termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except that (i) that the provisions of the Confidentiality Agreement and Section 3.25, Section 3.30 and
Article VIII of this Agreement shall survive the termination of this Agreement and (ii) nothing herein shall relieve any party from liability for any breach of this Agreement.

   7.4 Fees and Expenses. (a) Except as set forth in this Section 7.4 or elsewhere in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

     (b) If this Agreement is terminated pursuant to Section 7.1(g), OP shall
  (i) reimburse VC upon demand for all out-of-pocket fees and expenses ("VC Fees and Expenses") incurred or paid by or on behalf of VC or any Subsidiary of VC in connection with this Agreement and the transactions contemplated herein, including all fees and expenses of counsel, accountants and consultants; provided, however, the OP shall not be obligated to reimburse VC for any VC Fees and Expenses in excess of $500,000 in the aggregate.

     (c) If this Agreement is terminated pursuant to Section 7.1(g) and in the event that SBC or any SBC affiliate directly or indirectly purchases more than 50% of the capital stock of OP, more than 50% of the assets of OP, any of its subsidiaries on a consolidated basis or merges with or into OP, VIC II or VenCom within one year from the date hereof, OP, VIC II or VenCom or any of their successors or assigns shall pay to VC a termination fee of $25,000,000 by wire transfer within one business day after consummation of such transaction.

     (d) If one party fails to promptly pay to the other any fee or expense due hereunder, the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate in the Wall Street Journal from the date such fee was required to be paid.

                                  Article VIII

                                Indemnification

   8.1 Indemnification. Subject to the terms and conditions of this Article VIII, the Stockholders Group, jointly and severally hereby agree to indemnify, defend and hold VC and the Surviving Corporation and their respective successors and assigns harmless from and against any and all claims, losses, obligations, demands, actions or causes of action, assessments, damages, judgments, liabilities, costs and expenses (including, without limitation, costs of court and reasonable attorney and accounting fees) of every kind and nature (collectively "Claims") asserted against, imposed upon or incurred by VC and the Surviving Corporation or their respective successors and assigns, directly or indirectly by reason of or resulting from:

     (a) Claims of or liabilities and obligations to parties other than the VC, Merger Sub or OP ("Third Party Claims") (whether absolute, accrued, contingent or otherwise) existing as of the Closing Date or arising out of facts or circumstances existing as of the Closing Date or prior thereto, whether or not known at the Closing Date by OP or any of the Stockholders Group.

     (b) Any inaccuracy or incompleteness of any representation or warranty of OP, its Subsidiaries or the Stockholders Group contained in this Agreement or any Schedule or document related to this Agreement.

     (c) Any breach or nonperformance of the covenants and obligations to be performed by OP, its Subsidiaries or the Stockholders Group under this Agreement.

     (d) Any Claims, expenses or fees relating the exchange of the Warrant Shares and the Warrants and any costs incurred in connection with any Dissenting Stockholder exercising rights of appraisal hereunder.

     (e) Any Claims relating to Mid-Atlantic Telcom Plus, L.L.C., Mid-Atlantic Telcom Plus Holding, L.L.C. or One Point Communications Illinois, L.L.C.

     (f) Claims by SBC or any affiliate thereof for any action relating to or arising out of this Agreement, the Merger or the transactions contemplated hereby. The parties hereto agree that this provision shall survive this Agreement even if the Agreement is terminated under Article VII.

     (g) Claims by any person relating to the OP SAR Plan or the termination of the OP SAR Plan.

     (h) Notwithstanding anything herein to the contrary, neither VC nor the Surviving Corporation shall have and be entitled to no claims of contribution from OP with respect to matters arising under Section 3.2.

     (i) Claims set forth on Schedule 8.1(i). Notwithstanding anything else contained herein to the contrary, the claims set out on Schedule 8.1(i) shall be outside the indemnification limitations, and the Final Payment Date (as defined in Section 8.5) shall be extended until all items under
  Schedule 8.1(i) have been resolved by the payment by the Stockholders Group to BAC and Merger Sub for the amount of Claims relating to such items on the Schedule 8.1(i) or the matters have been satisfactorily resolved to BAC's and Merger Sub's reasonable satisfaction or no payments are due to be paid by OP, its Subsidiaries or the Stockholders Group to third parties.

     (j) Except to the extent otherwise provided in Article VIII and except for remedies based upon fraud or willful breach and except for equitable remedies, the rights and remedies of VC and the Surviving Corporation in this Article VIII exclusive and in lieu of any and all other rights and remedies which VC and Surviving Corporation may have under this Agreement or otherwise for monetary relief.

   8.2 Survival. All covenants and obligations of the Stockholders Group shall survive the Closing. The representation and warranty made by OP, the Subsidiaries and the Stockholders Group in Section 3.27(b) shall terminate immediately after the Effective Time. The representations and warranties made by OP, the Subsidiaries and the Stockholders Group in Section 3.14 (Taxes), 3.7 (Litigation), 3.12 (Employee Benefit Plans) and 3.20 (Environmental Matters) shall survive for a period equal to the applicable statute of limitations with respect to any taxes referred to therein, and the representations and warranties made by OP, the Subsidiaries and the Stockholders Group in Section
3.2 shall survive indefinitely. All other representations and warranties made by OP, the Subsidiaries and the Stockholders Group and which are contained in this Agreement or in any certificate or other document delivered pursuant hereto, shall survive until the Final Payment Date (as defined in Section 8.5). The expiration or termination of any representation or warranty shall not affect any of the Stockholders Group's obligations under Section 8.1 if VIC II has received proper notice of the claim or event for which indemnification is sought prior to such expiration, termination or extinguishment.

   8.3 Limitations on Amount. (a) The Stockholders Group shall not have any obligation to indemnify VC or the Surviving Corporation from and against any Claims resulting from, arising out of, relating to, in the nature of, or caused by the breach of any representation or warranty until VC and Merger Sub have suffered such Claims by reason of breaches in the aggregate equal to or exceeding One Million Dollars ($1,000,000) (after which point the Stockholders Group will be obligated to indemnify VC and the Surviving Corporation from and against all such further Claims). Notwithstanding the foregoing sentence, the Stockholders Group shall be obligated to indemnify VC and the Surviving Corporation for any individual breach of any representation or warranty equal to or exceeding One Hundred Thousand Dollars ($100,000) without regard to the $1,000,000 deductible. Any amounts payable under Section 8.1(g) will be excluded from the foregoing deductible or the $100,000 threshold and VC or the Surviving Corporation may seek reimbursement for any claims arising out of Section 8.1(g) immediately.

     (b) With respect to Claims based on breaches of representations and warranties set forth in Section 3.14, 3.7, 3.12 and 3.2, the Stockholders Groups' liability to VC or to the Surviving Corporation shall not exceed, in the aggregate, One Hundred Million Dollars ($100,000,000), which will be reduced by an amount equal to $100,000,000 minus all Claims paid. With respect to all other Claims relating to any other representations or warrantees, the liability of the Stockholders Group will be limited to the then outstanding principal amount of the Promissory Note.

     (c) The limitations set forth in Section 8.3(a) and Section 8.3(b) will not apply to any willful breach by OP, any Subsidiary or any of the Stockholders Group of any covenant, representation or warranty contained in this Agreement, for any damages based on claims of fraud or claims based on the untruthfulness, an inaccuracy or the incompleteness of the representations and warranties set forth in Section 3.2 or for Claims under
  Section 8.1(d).

   8.4 Notice of Claim.

     (a) In the event VC or the Surviving Corporation shall have a claim against the Stockholders Group that does not involve a claim or demand being asserted against or sought to be collected from it by a third party, VC or the Surviving Corporation shall promptly give notice of such claim or demand promptly to VIC II, which notices shall specify the nature of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim and demand) (the "Notice of Claim").

     (b) VIC II shall have fifteen (15) days from the personal delivery or mailing of the Notice of Claim (the "Notice Period") to notify VC or the Surviving Corporation whether or not any of the Stockholders Group dispute the Claim. A "Disputed Claim" shall mean (i) any Claim for which notice of a dispute has been received and (ii) any Claim for which a Notice of Claim has been delivered or mailed but for which Claim the 15 day Notice Period has not yet lapsed. If VIC II does not notify VC or the Surviving Corporation within the Notice Period that it disputes such Claim, (after the expiration of the Notice Period, an "Undisputed Claim"), the amount of such Undisputed Claim shall be conclusively deemed a liability that is subject to indemnification by the Stockholders Group hereunder.

     (c) The omission or delay of any indemnified party to give an indemnifying party a Notice of Claim shall not relieve the indemnifying party from any liability in respect of such claim, demand or action which it may have to such indemnified party on account of the indemnity agreement of such indemnifying party contained in this Article VIII, except to the extent such indemnifying party can establish actual prejudice and direct damages as a result thereof.

     (d) Nothing contained herein shall be deemed to prevent VC or the Surviving Corporation from making a claim hereunder for potential or contingent claims or demands.

     (e) Whenever any Claim covered by OP's indemnification obligation pursuant to Section 8.1 is made by any person not a party to this Agreement, VC or Merger Sub shall mail a Notice to Claim to VIC II within thirty (30) days after either VC or Merger Sub has received written notice of the facts constituting the basis for such Third Party Claim.

     (f) The Stockholders Group shall have the right to assume and thereafter conduct the defense of any Third Party Claim with counsel of its choice, which counsel shall be reasonably satisfactory to VC or Merger Sub; provided, however, that the Stockholders Group shall not consent to the of any judgment or enter into any settlement with respect to such Third Party Claim without the prior written consent of VC or Merger Sub, which consent shall not be unreasonably withheld, but such consent shall not be required if the judgment or proposed settlement involves only the payment of money damages and does not impose an injunction or other equitable relief upon VC or Merger Sub. The Stockholders Group assumption and conduct of such defense shall be deemed to be an acknowledgment of their indemnification obligation under Section 8.1(a) and shall be liable for any final adjudication. Unless and until or one or more of the Stockholders Group assumes the defense of the Third Party Claim as provided herein, VC or Merger Sub may defend against the Third Party Claim in any manner they reasonably may deem appropriate. In no event shall VC or Merger Sub consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Stockholders Group, which consent shall not be unreasonably withheld; provided, however, if the Stockholders Group withhold their consent, they shall explain in writing their reasons for withholding consent, and upon receipt of such written explanation, VC or Merger Sub shall nevertheless be authorized to consent to the entry of any judgment or enter into any settlement, the terms of which are reasonable. The Stockholders Group shall, within ten
  (10) business days of their being notified of the proposed consent judgment or settlement, provide their consent or their written explanation of the reasons for refusing to consent.

     (g) The parties shall undertake, in good faith, to resolve any dispute with respect to any Disputed Claim. If the parties are unable to agree on such resolution with thirty (30) days after OP receives the Notice of Claim, the respective rights of the parties shall be determined in accordance with the rules of the American Arbitration Association, unless the issue of the Stockholders Group's indemnification obligation pursuant to Section 8.1 has been or will be decided in litigation involving a Third Party Claim in which one or more of the following, OP, its Subsidiaries or the Stockholders Group and VC or Merger Sub are parties. The arbitration shall be conducted in the Washington, D.C. area by three arbitrators, each of whom shall have experience reasonably related to the business of OP, and each of VC or Merger Sub and the Stockholders Group shall have the right to designate one of the arbitrators. The third arbitrator shall be designated by mutual agreement of the parties or, if they cannot agree, by mutual agreement of the two arbitrators. The decision of the arbitrators in any arbitration pursuant to this Section 8.4(g) will be final and binding upon the parties, and the judgment of a court of competent jurisdiction may be entered thereon. Fees of the arbitrators and costs of arbitration shall be borne by the parties in such manner as shall be determined by the arbitrators.

     (h) Gross Up. If any indemnification payment is determined to be taxable to either of VC or Merger Sub by any taxing authority, Indemnitor's shall also indemnify VC or Merger Sub for any Taxes incurred by reason of the receipt or accrual of such payment (taking into account any actual reduction in tax liability to the recipient) and any costs and expenses (including reasonable attorneys' fees) incurred by VC or Merger Sub in connection with such Taxes (or any asserted deficiency, claim, demand, dispute, action, suit, proceeding, judgment or assessment, including the defense or settlement thereof, relating to such Taxes). The amount recoverable by VC or Merger Sub shall take into account the value of any insurance recoveries or actual reduction in Tax liability realized by VC and arising from the same incident or set of facts or circumstances giving rise to the claim for indemnity.

   8.5 Escrowed Funds; Promissory Note.

     (a) At Closing, Merger Sub will deliver $8,100,000 to the Escrow Agent in accordance withSection 2.3(c) hereof, to be administered in accordance with the terms and conditions of an escrow agreement mutually agreeable to OP and VC (the "Escrow Agreement") which shall provide that the Escrowed Funds will not be released from Escrow until such time that the Senior Notes are no longer issued and outstanding and upon the expiration or redemption of the Senior Notes, any remaining amounts shall be paid to the VIC II.

     (b) At Closing, BAI shall execute a Promissory Note in favor of VIC II for a principal amount of $100,000,000 with interest at an annual rate of 10% compounded monthly (the "Promissory Note") in the form as attached hereto as Exhibit 8.5(b). "Final Payment Date" shall be the date on which the last amount of principal and interest are paid pursuant to the terms of the Promissory Note.

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

                                   Article IX

                               General Provisions

   9.1 Extension; Waiver. At any time prior to the Effective Time, each of OP and VC, by action taken by its Board of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties made to it contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of it contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

   9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by registered or certified mail (return receipt requested) or sent by telecopy, confirmation received, to the parties at the following addresses and telecopy numbers (or at such other address or number for a party as shall be specified by like notice):

      (a) if to VC or Merger Sub, to:

       Stephen E. Smith
       Verizon Communications, Inc.
       1717 Arch Street
       Philadelphia, PA 19103
       Telephone: (215) 963-6314
       Telecopy: (215) 557-7249

       with a required copy to:

       Philip R. Marx
       Verizon Communications, Inc.
       1717 Arch Street
       Philadelphia, PA 19103
       Telephone: (215) 963-6660
       Telecopy: (215) 963-9195

       Benton Burroughs, Jr., Esquire
       Reed Smith Hazel & Thomas LLP
       3110 Fairview Park Drive
       Suite 1400
       Falls Church, Virginia 22042
       Telephone: (703) 641-4277
       Telecopy: (703) 641-4340

      (b) if to OP, to:

       James A. Otterbeck
       OnePoint Communications Corporation
       Two Conway Park
       150 Field Drive, Suite 300
       Lake Forest, IL 60045
       Telephone: (847) 582-8800
       Telecopy: (847) 582-8801

       Stephen W. Kelley
       OnePoint Communications Corp.
       Two Conway Park
       150 Field Drive, Suite 300
       Lake Forest, IL 60045
       Telephone: (847) 582-8800
       Telecopy: (847) 582-8801

       with a required copy to:

       Willard G. Fraumann, P.C.
       Kirkland & Ellis LLP
       200 East Randolph Drive
       Chicago, IL 60601
       Telephone: (312) 861-2038
       Telecopy: (312) 861-2200

      (c) if to Stockholders Group, to:

       James A. Otterbeck
       OnePoint Communications Corporation
       Two Conway Park
       150 Field Drive, Suite 300
       Lake Forest, IL 60045
       Telephone: (847) 582-8800
       Telecopy: (847) 582-8801

       with a required copy to:

       Willard G. Fraumann, P.C.
       Kirkland & Ellis LLP
       200 East Randolph Drive
       Chicago, IL 60601
       Telephone: (312) 861-2038
       Telecopy: (312) 861-2200

   9.3 Interpretation. When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section or Exhibit to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

   9.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts; (including a facsimile) have been signed by each of the parties and delivered to the other party.

   9.5 Entire Agreement. This Agreement, the Confidentiality Agreement and the documents and instruments and other agreements among the parties delivered pursuant hereto constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and are not intended to confer upon any other person any rights or remedies hereunder except as otherwise expressly provided herein.

   9.6 (S)1060 Allocation. VC shall have the sole right to allocate the Merger Consideration pursuant to (S)1060 of the Code and if required OP and Stockholders Group shall sign the Form 8594 of the IRS and any other forms whether federal or state required or necessary to comply with the intent of this provision.

   9.7 No Transfer. This Agreement and the rights and obligations set forth herein may not be transferred or assigned by operation of law or otherwise without the consent of each party hereto. This Agreement is binding upon and will inure to the benefit of the parties hereto and their respective successors and permitted assigns.

   9.8 Severability. If any provision of this Agreement, or the application thereof, will for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

   9.9 Other Remedies. Except as otherwise provided herein and to the extent that liabilities are limited by the terms of this Agreement (it being understood that the provisions of this Agreement set forth monetary damages, as the exclusive remedies for a breach of the representations and warranties set forth in Article III and a breach of the covenants and agreements in Article
V), any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law or equity on such party, and the exercise of any one remedy will not preclude the exercise of any other.

   9.10 Further Assurances. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

   9.11 Absence of Third Party Beneficiary Rights. No provision of this Agreement is intended, nor will be interpreted, to provide to create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, stockholder, employee, partner or any party hereto or any other person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof will be personal solely between the parties to this Agreement.

   9.12 Mutual Drafting. This Agreement is the joint product of VC and OP, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of VC and OP, and shall not be construed for or against any party hereto.

   9.13 Governing Law. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware (without giving effect to its choice of law principles).

   9.14 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, and any attempted assignment thereof without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

   IN WITNESS WHEREOF, VC, Merger Sub, OP and the Stockholders Group, the parties here to have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                          Verizon Communications, Inc.

                                          By: _________________________________
                                          Print: ______________________________
                                          Title: ______________________________

                                          Sphere Merger Corp.

                                          By: _________________________________
                                          Print: ______________________________
                                          Title: ______________________________

                                          One Point Communications Corp.

                                          By: _________________________________
                                          Print: ______________________________
                                          Title: ______________________________

                                          Ventures In Communications II,
                                           L.L.C.

                                          By: _________________________________
                                          Print: ______________________________
                                          Title: ______________________________

                                          Vencom, L.L.C.

                                          By: _________________________________
                                          Print: ______________________________
                                          Title: ______________________________